No. 812-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE ACT TO PERMIT CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF THE ACT AND RULE 17d-l UNDER THE ACT

HPS CORPORATE LENDING FUND; HPS CORPORATE CAPITAL SOLUTIONS FUND; HPS CORPORATE CAPITAL SOLUTIONS BDC; HPS INVESTMENT PARTNERS, LLC; BRICKYARD DIRECT LENDING FUND, L.P.; CORE SENIOR LENDING FUND (A-A), L.P.; CORE SENIOR LENDING FUND, L.P.; HPS DPT DIRECT LENDING FUND, L.P.; HINODE DIRECT LENDING 2017 FUND, L.P.; KITTY HAWK CREDIT FUND, L.P.; HPS INVESTMENT PARTNERS (UK) LLP; HPS INVESTMENT PARTNERS (HK), LIMITED; HPS INVESTMENTS PARTNERS (AUS) PTY LTD.; HPS ALSC MANAGEMENT, LLC; HPS MEZZANINE PARTNERS, LLC; HPS MEZZANINE PARTNERS II, LLC; HPS MEZZANINE MANAGEMENT III, LLC; HPS MEZZANINE MANAGEMENT 2019, LLC; HPS OPPORTUNITIES SL MANAGEMENT, LLC; HPS RE MANAGEMENT, LLC; HPS INVESTMENT PARTNERS CLO (US), LLC; HPS INVESTMENT PARTNERS CLO (UK) LLP; HPS EF GP, LLC; HPS EL SLF 2016 GP, LLC; CGC, LLC; CGC III PARTNERS LLC; CORE SENIOR LENDING MASTER FUND (PB), L.P.; HPS CORE SENIOR LENDING PORTFOLIO (PB) II, L.P.; CREDIT VALUE MASTER FUND 2016, L.P.; CREDIT VALUE MASTER FUND V, L.P.; CREDIT VALUE ONTARIO FUND V, L.P.; CREDIT VALUE MASTER FUND VI, L.P.; EUROPEAN ASSET VALUE FUND (USD) II, L.P.; EUROPEAN ASSET VALUE OFFSHORE FUND (USD) II, L.P.; EUROPEAN ASSET VALUE OFFSHORE FUND II, L.P.; HPS EUROPEAN LIQUID LOAN OPPORTUNITIES MASTER FUND, L.P.; HPS MEZZANINE PARTNERS 2019, L.P.; HPS OFFSHORE MEZZANINE PARTNERS 2019 CO-INVEST, L.P.; HPS OFFSHORE MEZZANINE PARTNERS 2019 EUROPE, SCSP; HPS OFFSHORE MEZZANINE PARTNERS 2019, L.P.; HPS SPECIAL SITUATIONS OPPORTUNITY FUND, L.P.; HPS SPECIAL SITUATIONS OPPORTUNITY OFFSHORE FUND, L.P.; HPS SPECIALTY LOAN EUROPE FUND V, SCSP; HPS SPECIALTY LOAN FUND (JPY) V, L.P.; HPS SPECIALTY LOAN FUND V, L.P.; HPS SPECIALTY LOAN FUND V-L, L.P.; HPS SPECIALTY LOAN INTERNATIONAL FUND V, SCSP; HPS SPECIALTY LOAN INTERNATIONAL FUND V-L, L.P.; INSTITUTIONAL CREDIT MASTER FUND, L.P.; LIQUID LOAN OPPORTUNITIES MASTER FUND, L.P.; MAYFAIR ALTERNATIVE CREDIT FUNDS ICAV; MEZZANINE PARTNERS III, L.P.; OFFSHORE MEZZANINE PARTNERS III CO-INVEST, L.P.; OFFSHORE MEZZANINE PARTNERS III, L.P.; REAL ESTATE CREDIT SOLUTIONS FUND II, L.P.; REAL ESTATE CREDIT SOLUTIONS OFFSHORE FUND II, L.P.; SPECIALTY LOAN FUND 2016, L.P.; SPECIALTY LOAN FUND 2016-L, L.P.; SPECIALTY LOAN INSTITUTIONAL FUND 2016-L, L.P.; ASPEN CO-INVEST, L.P.; BRONCO CO-INVEST, L.P; ENDURANCE II CO-INVEST, L.P.; GALAXY III CO-

INVEST, L.P.; MILANO CO-INVEST, L.P.; NEPTUNE CO-INVEST, L.P.; PATRIOT CO-INVEST, L.P.; AIGUILLES ROUGES IRISH SPECIALTY LOAN FUND PLC; AIGUILLES ROUGES SPECIALTY LOAN FUND, L.P.; CACTUS DIRECT LENDING FUND, L.P.; CARDINAL FUND, L.P.; CST SPECIALTY LOAN FUND, L.P.; FALCON CREDIT FUND, L.P.; GIM CREDIT LUX S.A.; GIM CREDIT MASTER LUX S.À R.L. RAIF; GIM II, L.P.; GIM, L.P.; HC DIRECT LENDING FUND, L.P.; HN CO-INVESTMENT FUND, L.P.; HPS CORE SENIOR LENDING CO-INVEST, L.P.; HPS HALITE 2020 DIRECT LENDING FUND LTD; HPS KP MEZZ 2019 CO-INVEST, L.P.; HPS MAGNETITE ENERGY & POWER CREDIT FUND, L.P.; HPS MAGNETITE ENERGY & POWER CREDIT OFFSHORE FUND, L.P.; HPS OCOEE SPECIALTY LOAN FUND, L.P.; HPS OH CO-INVESTMENT FUND, L.P.; HPS PA CO-INVESTMENT FUND, L.P.; RR SPECIALTY LOAN FUND, L.P.; HPS VG CO-INVESTMENT FUND, L.P.; JADE REAL ASSETS FUND, L.P.; HPS MAUNA KEA FUND, L.P.; MORENO STREET DIRECT LENDING FUND, L.P.; NDT SENIOR LOAN FUND, L.P.; PRESIDIO LOAN FUND, L.P.; PRIVATE LOAN OPPORTUNITIES FUND, L.P.; RED CEDAR FUND 2016, L.P.; SANDLAPPER CREDIT FUND, L.P.; SC STRATEGIC INVESTMENT FUND, L.P.; SPECIALTY LOAN FUND – CX-2, L.P.; SPECIALTY LOAN VG FUND, L.P.; AP MEZZANINE PARTNERS III, L.P.; HPS AP MEZZANINE PARTNERS 2019, L.P.; HPS HINODE MEZZANINE PARTNERS 2020, L.P.; SPECIALTY LOAN ONTARIO FUND 2016, L.P.; EL SPECIALTY LOAN SECONDARY FUND, L.P.; HPS OFFSHORE STRATEGIC INVESTMENT PARTNERS V, L.P.; HPS STRATEGIC INVESTMENT PARTNERS V, L.P.; HPS AP STRATEGIC INVESTMENT PARTNERS V, L.P.; HPS AD CO-INVESTMENT HOLDINGS, L.P.; HPS STRATEGIC INVESTMENT MANAGEMENT V, LLC; HPS ELBE UNLEVERED DIRECT LENDING FUND, SCSP; HPS SPECIALTY LOAN ONTARIO FUND V, L.P.; SHELBY CO-INVEST, L.P.; CORE SENIOR LENDING FUND II, SCSP; CORE SENIOR LENDING INTERNATIONAL FUND II, SCSP; HPS OFFSHORE STRATEGIC INVESTMENT PARTNERS V EUROPE, SCSP; SEGOVIA LOAN ADVISORS (UK) LLP; HPS CORE SENIOR LENDING INTERNATIONAL FUND (EUR) II, SCSP; HPS SPECIALTY LOAN FUND (EUR) V, L.P.; PROXIMA CO-INVEST, L.P.; PROXIMA ONSHORE CO-INVEST, L.P.; HPS SPECIALTY LOAN FUND TX, L.P.; SALUS CO-INVEST, L.P.; CREDIT VALUE FUND VII, L.P.; CREDIT VALUE OFFSHORE FUND VII, L.P.; HPS MINT CO-INVEST, L.P.; HPS SPECIAL SITUATIONS OPPORTUNITY FUND II, L.P.; HPS SPECIAL SITUATIONS OPPORTUNITY OFFSHORE FUND II, SCSP; CREDIT VALUE ONTARIO FUND VII, L.P.; HN SIP V CO-INVESTMENT FUND, L.P.; CORE SENIOR LENDING FUND II FEEDER, L.P.; HPS KP SIP V CO-INVESTMENT FUND, L.P.; HPS ENERGY & POWER IA FUND, L.P.; HPS ASSET VALUE LUX FUND (USD) III, SCSP; HPS ASSET VALUE LUX FUND III, SCSP; HPS STAR PRIVATE CREDIT FUND, SCSP; CORE SENIOR LENDING INTERNATIONAL FUND (EUR) II-G, SCSP; HPS AD SIP V CO-INVESTMENT FUND, L.P.; EASTWOOD CO-INVEST, L.P.; HPS STRATEGIC INVESTMENT PARTNERS V FEEDER, L.P.; HPS – SC STRATEGIC INVESTMENT FUND II, L.P.; HPS EVEREST CO-INVESTMENT FUND, L.P.; MAPLE CO-INVEST, L.P.; HPS ASSET VALUE FUND (USD) III, L.P.; LUTHER CO-INVEST, L.P.; MINERVA CO-INVEST, L.P.; HPS HINODE STRATEGIC INVESTMENT PARTNERS V 2021, L.P.; MARILYN CO-INVEST, L.P.; HPS INVESTMENT PARTNERS (SG) PTE. LTD.; HPS A-LIFE DIRECT LENDING FUND, L.P.; SPECIALTY LOAN INTERNATIONAL

FUND VI, SCSP; HPS SPECIALTY LOAN FUND VI, SCSP; HPS SPECIALTY LOAN FUND VI-L, SCSP; HPS SPECIALTY LOAN INTERNATIONAL FUND VI-L, SCSP; HPS LOAN MANAGEMENT 2013-2, LTD.; HPS LOAN MANAGEMENT 3-2014, LTD.; HPS LOAN MANAGEMENT 4-2014, LTD.; HPS LOAN MANAGEMENT 5-2015, LTD.; HPS LOAN MANAGEMENT 6-2015, LTD.; HPS LOAN MANAGEMENT 7-2015, LTD.; HPS LOAN MANAGEMENT 8-2016, LTD.; HPS LOAN MANAGEMENT 9-2016, LTD.; HPS LOAN MANAGEMENT 10-2016, LTD.; HPS LOAN MANAGEMENT 11-2017, LTD.; HPS LOAN MANAGEMENT 12-2018, LTD.; HPS LOAN MANAGEMENT 13-2018, LTD.; HPS LOAN MANAGEMENT 14-2019, LTD.; HPS LOAN MANAGEMENT 15-2019, LTD.; HPS LOAN MANAGEMENT 2021-16, LTD.; HPS LOAN MANAGEMENT 2022-17, LTD.; HPS LOAN MANAGEMENT 2022-19, LTD.; STRATA CLO II, LTD.; ARCADIA WAREHOUSE 2022, LTD.; AQUEDUCT EUROPEAN CLO 1-2017 DESIGNATED ACTIVITY CO; AQUEDUCT EUROPEAN CLO 2-2017 DESIGNATED ACTIVITY CO; AQUEDUCT EUROPEAN CLO 3-2019 DESIGNATED ACTIVITY CO; AQUEDUCT EUROPEAN CLO 4-2019 DESIGNATED ACTIVITY CO; AQUEDUCT EUROPEAN CLO 5-2020 DESIGNATED ACTIVITY CO; AQUEDUCT EUROPEAN CLO 6-2021 DESIGNATED ACTIVITY CO; AQUEDUCT EUROPEAN CLO 7-2022 DESIGNATED ACTIVITY CO; AQUEDUCT EUROPEAN CLO 8-2022 DESIGNATED ACTIVITY CO; AQUEDUCT EUROPEAN CLO 9-2022 DESIGNATED ACTIVITY CO; SEGOVIA EUROPEAN CLO 1-2014 DAC; SEGOVIA EUROPEAN CLO 2-2016 DESIGNATED ACTIVITY CO; SEGOVIA EUROPEAN CLO 3-2017 DESIGNATED ACTIVITY CO; SEGOVIA EUROPEAN CLO 4-2017 DESIGNATED ACTIVITY CO; SEGOVIA EUROPEAN CLO 5-2018 DESIGNATED ACTIVITY CO; SEGOVIA EUROPEAN CLO 6-2019 DESIGNATED ACTIVITY CO; HPS AZ SIP V CO-INVESTMENT FUND, SCSP; HPS SPECIALTY LOAN FUND (EUR) VI, SCSP; HPS HLBL CO-INVESTMENT FUND, L.P.; PALISADES CLO, LLC; INSTITUTIONAL CREDIT EUROPE FUND, SCSP; PICCADILLY CO-INVEST, L.P.; CORE SENIOR LENDING INTERNATIONAL FUND II-S, SCSP; HPS ADVISORS, LLC; HPS SPECIALTY LOAN INSTITUTIONAL FUND VI-L, L.P.; HPS SPECIALTY LOAN FUND VI FEEDER, L.P.; HPS SPECIALTY LOAN INTERNATIONAL FUND VI CO-INVEST, SCSP; HPS SPECIALTY LOAN FUND VI CO-INVEST SCSP; HPS PA SIP V CO-INVESTMENT FUND, L.P.; HPS LOAN MANAGEMENT 2023-17, LTD; STRATA CLO I, LTD.; HPS LOAN MANAGEMENT 2023-19, LTD.; HPS SUSTAINABILITY & ENERGY TRANSITION FUND, L.P.; HPS OFFSHORE SUSTAINABILITY & ENERGY TRANSITION FUND, SCSP; HN PRIVATE CREDIT FUND, L.P.; HPS SPECIALTY LOAN INTERNATIONAL FUND (EUR) VI, SCSP; HPS HINODE STRATEGIC INVESTMENT PARTNERS 2023, L.P.; HK CO-INVESTMENT FUND, LLC; HPS BLACK KNIGHT 1922 SPECIALTY LOAN FUND, LLC; HPS GARDEN PRIVATE CREDIT FUND, L.P.; HN DIRECT LENDING CO-INVESTMENT FUND 2023, L.P.; HPS ART DIRECT LENDING FUND, SCSP; CAPRICORN CO-INVEST, L.P.; HPS ROADRUNNER SPECIALTY LOAN FUND, L.P.; BOOST CO-INVEST, L.P.; CST CORE SENIOR LENDING FUND, L.P.; ASSET VALUE PLATFORM, L.P.; SLF VI WC AGGREGATOR, L.P.; HPS ANCHOR DIRECT LENDING CO-INVESTMENT FUND, SCSP; HPS SPECIALTY LOAN INTERNATIONAL FUND VI-A, SCSP; HPS SS-CC SPECIALTY LOAN FUND, L.P.; HPS ARCHES CO-INVESTMENT FUND, L.P.; HPS HINODE STRATEGIC INVESTMENT PARTNERS 2024, L.P.; CST CORE SENIOR LENDING CO-INVEST, L.P.; HPS EVEREST SPECIALTY LOAN CO-INVESTMENT FUND, L.P.; HPS HALITE 2024 DIRECT LENDING FUND LTD; HPS T DIRECT LENDING FUND, L.P.; HPS STRATEGIC INVESTMENT MANAGEMENT, LLC; HPS STRATEGIC INVESTMENT PARTNERS VI, L.P.; HPS INSTITUTIONAL CREDIT ADVISORS, LLC; CHEVAL BLANC CO-INVEST, L.P.;

HPS REAL ESTATE LENDING FUND III, L.P.; HPS OFFSHORE REAL ESTATE LENDING FUND III, SCSP; HPS OFFSHORE STRATEGIC INVESTMENT PARTNERS VI, SCSP; CREDIT VALUE OFFSHORE FUND VIII, L.P.; HPS SHIBA WAREHOUSE LTD.; CREDIT VALUE FUND VIII, L.P.; HPS CORE SENIOR LENDING INTERNATIONAL FUND (EUR) III FEEDER, SCSP; CREDIT VALUE FUND ONTARIO VIII, L.P.; HPS CORE SENIOR LENDING FUND III, SCSP; CSL MASTER FUND (EUR) III, SCSP

40 West 57th Street, 33rd Floor, New York, NY 10019

All Communications, Notices and Orders to:

Yoohyun K. Choi

HPS Advisors, LLC

40 West 57th Street, 33rd Floor

New York, NY 10019

Telephone: (212) 287-6767

kathy.choi@hpspartners.com

Copies to:

Richard Horowitz, Esq.

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Telephone: (212) 698-3500

richard.horowitz@dechert.com

November 15, 2024

I. INTRODUCTION

A. Requested Relief

HPS Corporate Lending Fund, HPS Corporate Capital Solutions Fund, HPS Corporate Capital Solutions BDC and their related entities, identified in section I.B. below, hereby request an order (the “Order”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940 (the “Act”)1 and Rule 17d-1 thereunder2 authorizing certain joint transactions that otherwise would be prohibited by either or both of Sections 17(d) and 57(a)(4) as modified by the exemptive rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under the Act.

In particular, the relief requested in this application (the “Application”) would allow one or more Regulated Funds including one or more BDC Downstream Funds) and/or one or more Affiliated Funds (each as defined below) to participate in the same investment opportunities where such participation would otherwise be prohibited under Section 17(d) or 57(a)(4) and the rules under the Act. All existing entities that currently intend to rely on the Order have been named as Applicants (defined below) and any existing or future entities that may rely on the Order in the future will comply with the terms and conditions set forth in this application (the “Conditions”).3

The Order sought by this Application would supersede an exemptive order issued by the Commission to HPS Corporate Lending Fund et al. on February 1, 2022 under Sections 17(d) and 57(i) of the Act and Rule 17d-1 under the Act permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the Act and Rule 17d-1 under the Act and amended by the order issued on July 2, 2024 (collectively, the “Prior Orders”), with the result that no person will continue to rely on the Prior Orders if the Order is granted.4

B. Applicants Seeking Relief:

•	HPS Corporate Lending Fund (“HLEND”), an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a BDC (defined below) under the Act;

•	HPS Corporate Capital Solutions BDC (“HCAP BDC”), an externally managed, non-diversified, closed-end management investment company that will elect to be regulated as a BDC under the Act;

•

HPS Corporate Capital Solutions Fund (“HCAP” and together with HLEND and HCAP BDC, the “Existing Regulated Funds”), an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a BDC under the Act;

•

HPS Advisors, LLC (“HPS Advisors”), a Delaware limited liability company which serves as the investment adviser to the Existing Regulated Funds and is a wholly owned subsidiary of HPS Investment Partners, LLC (“HPS Investment Partners”), on behalf of itself and its successors;[5]

[1]	Unless otherwise indicated, all section references herein are to the Act.
[2]	Unless otherwise indicated, all rule references herein are to rules under the Act.
[3]

No Regulated Fund or Affiliated Fund that relies on this Order will rely on any other order of the Commission authorizing co-investment transactions pursuant to Sections 17(d) and 57(i) of the Act, and no entity that relies on another such order of the Commission will rely on this Order.

[4]

HPS Corporate Lending Fund, et al. (File No. 812-15190) IC-Release No. 34465 (January 5, 2022) (notice) and 34493 (February 1, 2022) (order); and HPS Corporate Lending Fund, et al. (File No. 812-15395) IC-Release No. 35213 (June 5, 2024) (notice) and 35275 (July 2, 2024) (order). Applicants to one or both of the Prior Orders have been named as Applicants to the Order.

[5]	The term successor, as applied to each Adviser, means an entity which results from a reorganization into another jurisdiction or change in the type of business organization.

•

HPS Investment Partners, a Delaware limited liability company that serves as the investment adviser to certain Existing Affiliated Funds (as defined below and identified on Schedule A hereto), on behalf of itself and its successors; and

•

HPS Advisors, HPS Investment Partners and the entities set forth on Schedule A hereto, each of which is either registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) or relying on the registration under the Advisers Act of HPS Investment Partners and is a subsidiary of HPS Investment Partners, are each referred to herein as an “Existing Adviser” and collectively, as the “Existing Advisers” and, collectively with the Existing Regulated Funds and Existing Affiliated Funds, the “Applicants”.

C. Defined Terms

“Adviser” means the Existing Advisers and any Future Adviser (defined below).

“Affiliated Fund” means (a) any Existing Affiliated Fund; (b) any Proprietary Account (as defined below); and (c) any entity (i) whose investment adviser (and sub-adviser(s), if any) are Advisers, (ii) that either (x) would be an investment company but for Section 3(c)(1), 3(c)(5)(C), or 3(c)(7) of the Act or (y) relies on Rule 3a-7 under the Act and (iii) that is not a BDC Downstream Fund; and (d) that intends to participate in the Co-Investment Program.

“BDC” means a business development company under the Act.6

“BDC Downstream Fund” means, with respect to any Regulated Fund that is a BDC, an entity (i) that the BDC directly or indirectly controls, (ii) that is not controlled by any person other than the BDC (except a person that indirectly controls the entity solely because it controls the BDC), (iii) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act, (iv) whose investment adviser (and sub-adviser(s), if any) are an Adviser, (v) that is not a Wholly-Owned Investment Sub and (vi) that intends to participate in the Co-Investment Program.

“Board” means (i) with respect to a Regulated Fund other than a BDC Downstream Fund, the board of trustees (or the equivalent) of the applicable Regulated Fund and (ii) with respect to a BDC Downstream Fund, the Independent Party of the BDC Downstream Fund.

[6]

Section 2(a)(48) defines a BDC to be any closed-end investment company that operates for the purpose of making investments in securities described in Section 55(a)(1) through 55(a)(3) and makes available significant managerial assistance with respect to the issuers of such securities.

“Board-Established Criteria” means criteria that the Board of a Regulated Fund may establish from time to time to describe the characteristics of Potential Co-Investment Transactions regarding which the Adviser to the Regulated Fund should be notified under Condition 1. The Board-Established Criteria will be consistent with the Regulated Fund’s Objectives and Strategies (defined below). If no Board-Established Criteria are in effect, then the Regulated Fund’s Adviser will be notified of all Potential Co-Investment Transactions that fall within the Regulated Fund’s then-current Objectives and Strategies. Board-Established Criteria will be objective and testable, meaning that they will be based on observable information, such as industry/sector of the issuer, minimum EBITDA of the issuer, asset class of the investment opportunity or required commitment size, and not on characteristics that involve a discretionary assessment. The Adviser to the Regulated Fund may from time to time recommend criteria for the Board’s consideration, but Board-Established Criteria will only become effective if approved by a majority of the Independent Trustees (defined below). The Independent Trustees of a Regulated Fund may at any time rescind, suspend or qualify their approval of any Board-Established Criteria, though Applicants anticipate that, under normal circumstances, the Board would not modify these criteria more often than quarterly.

“Close Affiliate” means the Advisers, the Regulated Funds, the Affiliated Funds and any other person described in Section 57(b) (after giving effect to Rule 57b-1) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) except for limited partners included solely by reason of the reference in Section 57(b) to Section 2(a)(3)(D).

“Co-Investment Program” means the proposed co-investment program that would permit one or more Regulated Funds and/or one or more Affiliated Funds to participate in the same investment opportunities where such participation would otherwise be prohibited under Section 57(a)(4) and Rule 17d–1 by (a) co-investing with each other in securities issued by issuers in private placement transactions in which an Adviser negotiates terms in addition to price;7 and (b) making Follow-On Investments (as defined below).

“Co-Investment Transaction” means any transaction in which a Regulated Fund (or its Wholly-Owned Investment Sub) participated together with one or more Affiliated Funds and/or one or more other Regulated Funds in reliance on the Order or the Prior Orders.

“Disposition” means the sale, exchange or other disposition of an interest in a security of an issuer.

“Eligible Trustees” means, with respect to a Regulated Fund and a Potential Co-Investment Transaction, the members of the Regulated Fund’s Board eligible to vote on that Potential Co-Investment Transaction under Section 57(o) of the Act (treating any registered investment company or series thereof as a BDC for this purpose).

“Existing Affiliated Fund” means a separate and distinct legal entity for which an Existing Adviser serves as investment adviser, and each of which either would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act, or relies on Rule 3a-7 under the Act.

“Follow-On Investment” means: (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment. An investment in an issuer includes, but is not limited to, the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

“Future Adviser” means any future investment adviser that (i) controls, is controlled by or is under common control with HPS Investment Partners, (ii)(a) is registered as an investment adviser under the Advisers Act, (b) is a relying adviser of an investment adviser that is registered under the Advisers Act and that is controlled by HPS Investment Partners, (c) is an exempt reporting adviser under the Advisers Act, or (d) is a foreign private adviser under the Advisers Act, and (iii) is not a Regulated Fund or a subsidiary of a Regulated Fund.

[7]

The term “private placement transactions” means transactions in which the offer and sale of securities by the issuer are exempt from registration under the Securities Act of 1933 (the “Securities Act”).

“Future Regulated Fund” means a closed-end management investment company (a) that is registered under the Act or has elected to be regulated as a BDC, (b) whose investment adviser (and sub-adviser(s), if any) are an Adviser, and (c) that intends to participate in the Co-Investment Program.

“Independent Trustees” means a member of the Board of any relevant entity who is not an “interested person” as defined in Section 2(a)(19) of the Act. No Independent Trustee of a Regulated Fund (including any non-interested member of an Independent Party) will have a financial interest in any Co-Investment Transaction, other than indirectly through share ownership in one of the Regulated Funds.

“Independent Party” means, with respect to a BDC Downstream Fund, (i) if the BDC Downstream Fund has a board of trustees (or the equivalent), the board or (ii) if the BDC Downstream Fund does not have a board of trustees (or the equivalent), a transaction committee or advisory committee of the BDC Downstream Fund.

“JT No-Action Letters” means SMC Capital, Inc., SEC No-Action Letter (pub. avail. Sept. 5, 1995) and Massachusetts Mutual Life Insurance Company, SEC No-Action Letter (pub. avail. June 7, 2000).

“Objectives and Strategies” means (i) with respect to any Regulated Fund other than a BDC Downstream Fund, its investment objectives and strategies, as described in its most current registration statement on Form N-2, other current filings with the Commission under the Securities Act or under the Securities Exchange Act of 1934, as amended, and its most current report to stockholders, and (ii) with respect to any BDC Downstream Fund, those investment objectives and strategies described in its disclosure documents (including private placement memoranda and reports to equity holders) and organizational documents (including operating agreements).

“Proprietary Account” means any Adviser in a principal capacity, and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser that, from time to time, may hold various financial assets in a principal capacity.

“Potential Co-Investment Transaction” means any investment opportunity in which a Regulated Fund (or its Wholly-Owned Investment Sub) could not participate together with one or more Affiliated Funds and/or one or more other Regulated Funds without obtaining and relying on the Order.

“Pre-Boarding Investments” are investments in an issuer held by a Regulated Fund as well as one or more Affiliated Funds and/or one or more other Regulated Funds that were acquired prior to participating in any Co-Investment Transaction:

i)	in transactions in which the only term negotiated by or on behalf of such funds was price in reliance on one of the JT No-Action Letters; or

ii)	in transactions occurring at least 90 days apart and without coordination between the Regulated Fund and any Affiliated Fund or other Regulated Fund.

“Regulated Funds” means the Existing Regulated Funds, the Future Regulated Funds and the BDC Downstream Funds.

“Related Party” means (i) any Close Affiliate and (ii) in respect of matters as to which any Adviser has knowledge, any Remote Affiliate.

“Remote Affiliate” means any person described in Section 57(e) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) and any limited partner holding 5% or more of the relevant limited partner interests that would be a Close Affiliate but for the exclusion in that definition.

“Required Majority” means a required majority, as defined in Section 57(o) of the Act.8

“SBIC Subsidiary” means a Wholly-Owned Investment Sub that is licensed by the Small Business Administration (the “SBA”) to operate under the Small Business Investment Act of 1958, as amended, (the “SBA Act”) as a small business investment company (an “SBIC”).

“Tradable Security” means a security that meets the following criteria at the time of Disposition:

i)	it trades on a national securities exchange or designated offshore securities market as defined in rule 902(b) under the Securities Act;

ii)	it is not subject to restrictive agreements with the issuer or other security holders; and

iii)

it trades with sufficient volume and liquidity (findings as to which are documented by the Advisers to any Regulated Funds holding investments in the issuer and retained for the life of the Regulated Fund) to allow each Regulated Fund to dispose of its entire position remaining after the proposed Disposition within a short period of time not exceeding 30 days at approximately the value (as defined by section 2(a)(41) of the Act) at which the Regulated Fund has valued the investment.

“Wholly-Owned Investment Sub” means an entity (i) that is a wholly-owned subsidiary9 of a Regulated Fund (with such Regulated Fund at all times holding, beneficially and of record, directly or indirectly, 95% or more of the voting and economic interests); (ii) whose sole business purpose is to hold one or more investments on behalf of such Regulated Fund (and, in the case of an SBIC Subsidiary, maintain a license under the SBA Act and issue debentures guaranteed by the SBA); (iii) with respect to which such Regulated Fund’s Board has the sole authority to make all determinations with respect to the entity’s participation under the Conditions to this application; and (iv) (A) that would be an investment company but for Section 3(c)(1), 3(c)(5)(C), or 3(c)(7) of the Act, or (B) that qualifies as a real estate investment trust (“REIT”) within the meaning of Section 856 of the Internal Revenue Code (“Code”) because substantially all of its assets would consist of real properties.

[8]

In the case of a Regulated Fund that is a registered closed-end fund, the Board members that make up the Required Majority will be determined as if the Regulated Fund were a BDC subject to Section 57(o). In the case of a BDC Downstream Fund with a board of trustees (or the equivalent), the members that make up the Required Majority will be determined as if the BDC Downstream Fund were a BDC subject to Section 57(o). In the case of a BDC Downstream Fund with a transaction committee or advisory committee, the committee members that make up the Required Majority will be determined as if the BDC Downstream Fund were a BDC subject to Section 57(o) and as if the committee members were trustees of the fund.

[9]	A “wholly-owned subsidiary” of a person is as defined in Section 2(a)(43) of the Act and means a company, 95% or more of the outstanding voting securities of which, are owned by such person.

II. APPLICANTS

A. The Existing Regulated Funds

Each of the Existing Regulated Funds is an externally managed, non-diversified, closed-end management investment company. HLEND was organized as a Delaware statutory trust on December 23, 2020, HCAP was organized as a Delaware statutory trust on August 10, 2023 and HCAP BDC was organized as a Delaware statutory trust on December 15, 2023. Each of the Existing Regulated Funds has elected or will elect to be regulated as a BDC under the Act and has elected or will elect to be treated for federal income tax purposes, and intends to qualify annually, as a regulated investment company (“RIC”) under Subchapter M of the Code.

HLEND’s Objectives and Strategies are to generate attractive risk-adjusted returns, predominately in the form of current income, with select investments exhibiting the ability to capture long-term capital appreciation. HLEND intends to achieve its investment objective by focusing primarily on newly originated, privately negotiated senior credit investments in high-quality, established upper middle market companies and, in select situations, companies in special situations.

HCAP and HCAP BDC’s Objectives and Strategies are to produce attractive, risk-adjusted returns in the form of current income and long-term capital appreciation. HCAP and HCAP BDC intend to achieve their investment objectives by investing primarily in newly originated, privately negotiated senior secured debt and, to a lesser extent, junior capital of upper middle market and larger scale companies predominantly in the U.S.

Each Existing Regulated Fund’s business and affairs are managed under the direction of a Board. HLEND’s Board consists of six members, four of whom are Independent Trustees, and HCAP and HCAP BDC’s Board consists of seven members, four of whom are Independent Trustees. Each Existing Regulated Fund’s Board has delegated daily management and investment authority to HPS Advisors pursuant to an investment advisory agreement.

B. Existing Affiliated Funds

The Existing Affiliated Funds are investment funds each of whose investment adviser and investment sub-adviser (if any) is an Adviser and each of which either would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act or relies on Rule 3a-7 under the Act. A list of the Existing Affiliated Funds and their investment strategies is included on Schedule A hereto.

C. Existing Advisers

HPS Investment Partners is the investment adviser to certain Existing Affiliated Funds and is registered as an investment adviser under the Advisers Act.

HPS Advisors is the investment adviser to the Existing Regulated Funds, is registered as an investment adviser under the Advisers Act and is a wholly owned subsidiary of HPS Investment Partners.

Each of the other Existing Advisers, set forth in Schedule A hereto, is either registered as an investment adviser under the Advisers Act or relies on the registration under the Advisers Act of HPS Investment Partners and is a subsidiary of HPS Investment Partners. Each Existing Adviser acts as investment adviser to one or more Existing Affiliated Funds.

The Existing Advisers (other than HPS Investment Partners) are controlled and wholly owned by HPS Investment Partners, with the exception of HPS Investment Partners CLO (US), LLC and HPS Investment Partners CLO (UK) LLP, which are controlled by HPS Investment Partners but are partially owned by unaffiliated third parties. Descriptions of the Existing Advisers are set forth in Schedule A hereto.

D. The Proprietary Accounts

The Proprietary Accounts, if any, will hold various financial assets in a principal capacity. HPS Investment Partners has various business lines that it may operate through wholly- or majority-owned subsidiaries. Currently, there are no subsidiaries of HPS Investment Partners that exist and currently intend to participate in the Co-Investment Program.

III. ORDER REQUESTED

The Applicants respectfully request an Order of the Commission under Sections 17(d) and 57(i) and Rule 17d-1 thereunder to permit, subject to the terms and Conditions set forth below in this Application, a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Funds to enter into Co-Investment Transactions with each other.

The Regulated Funds and the Affiliated Funds seek relief to enter into Co-Investment Transactions because such Co-Investment Transactions would otherwise be prohibited by either or both of Section 17(d) or Section 57(a)(4) and the Rules under the Act without an exemptive order from the Commission. This Application seeks relief in order to (i) enable the Regulated Funds and Affiliated Funds to avoid, among other things, the practical commercial and/or economic difficulties of trying to structure, negotiate and persuade counterparties to enter into transactions while awaiting the granting of the relief requested in individual applications with respect to each Co-Investment Transaction that arises in the future and (ii) enable the Regulated Funds and the Affiliated Funds to avoid the significant legal and other expenses that would be incurred in preparing such individual applications.

A. Overview

Applicants include HPS Investment Partners, which is a leading global credit-focused alternative investment firm with $148 billion of total assets under management as of June 30, 2024. HPS and the other Existing Advisers manage the assets entrusted to them by their clients in accordance with their fiduciary duty to those clients and, in the case of the BDCs, the Act.

HPS Investment Partners has established rigorous processes for allocating initial investment opportunities, opportunities for subsequent investments in an issuer and dispositions of securities holdings reasonably designed to treat all clients fairly and equitably. As discussed below, these processes will be extended and modified in a manner reasonably designed to ensure that the additional transactions permitted under the Order will both (i) be fair and equitable to the Regulated Funds and the Affiliated Funds and (ii) comply with the Conditions contained in the Order.

1. The Investment Process

The investment process consists of three stages: (i) the identification and consideration of investment opportunities (including follow-on investment opportunities); (ii) order placement and allocation; and (iii) consideration by each applicable Regulated Fund’s Board when a Potential Co-Investment Transaction is being considered by one or more Regulated Funds, as provided by the Order.

(a)	Identification and Consideration of Investment Opportunities

Opportunities for Potential Co-Investment Transactions may arise when investment advisory personnel of an Adviser become aware of investment opportunities that may be appropriate for a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Funds. The Existing Advisers have established, and any Future Advisers will establish, maintain and implement policies and procedures reasonably designed to ensure that, when such opportunities arise, the Advisers to the relevant Regulated Funds are promptly notified and receive the same information about the opportunity as any other Advisers considering the opportunity for their clients. In particular, consistent with Condition 1, if a Potential Co-Investment Transaction falls within the then-current Objectives and Strategies and any Board-Established Criteria of a Regulated Fund, the policies and procedures require that the Adviser to such Regulated Fund receive sufficient information to allow such Adviser’s investment committee to make its independent determination and recommendations under Conditions 1, 2(a), 6, 7, 8 and 9 (as applicable).10 In addition, the policies and procedures specify the individuals or roles responsible for carrying out the policies and procedures, including ensuring that the Advisers receive such information. After receiving notification of a Potential Co-Investment Transaction under Condition 1(a), the Adviser to each applicable Regulated Fund will then make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

Applicants represent that, if the requested Order is granted, the investment advisory personnel of the Advisers to the Regulated Funds will be charged with making sure they identify, and participate in this process with respect to, each investment opportunity that falls within the Objectives and Strategies and Board-Established Criteria of each Regulated Fund. Applicants assert that the Advisers’ allocation policies and procedures are structured so that the relevant investment advisory personnel for each Regulated Fund will be promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board-Established Criteria of such Regulated Fund and that the Advisers will undertake to perform these duties regardless of whether the Advisers serve as investment adviser or sub-adviser to the Regulated Fund or Affiliated Funds.

(b)	Order Placement and Allocation

General. If the Adviser to a Regulated Fund deems the Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate, it will formulate a recommendation regarding the proposed order amount for the Regulated Fund.

Allocation Procedure. For each Regulated Fund and Affiliated Fund whose Adviser recommends participating in a Potential Co-Investment Transaction, the applicable investment committee will approve an investment with the applicable investment committee of the Adviser approving the amount to be allocated to each Regulated Fund and/or Affiliated Fund participating in the Potential Co-Investment Transaction. Prior to the External Submission (as defined below), each proposed order amount may be reviewed and adjusted, in accordance with the applicable Adviser’s written allocation policies and procedures, by the applicable investment committee.11 The order of a Regulated Fund or Affiliated Fund resulting from this process is referred to as its “Internal Order”. The Internal Order will be submitted for approval by the Required Majority of any participating Regulated Funds in accordance with the Conditions and as discussed in section III.A.1.c. below.

[10]

Representatives from each Adviser to a Regulated Fund are members of each investment committee or otherwise entitled to participate in each meeting of any investment committee that is expected to approve or reject recommended investment opportunities falling within its Regulated Funds’ Objectives and Strategies and Board-Established Criteria. Accordingly, the policies and procedures may provide, for example, that an Adviser will receive the information required under Condition 1 in conjunction with its representatives’ participation in the relevant investment committee’s meetings. The allocation memorandum for each Potential Co-Investment Transaction will document the recommendations by the investment committee.

[11]	The reason for any such adjustment to a proposed order amount will be documented in writing and preserved in the records of each Adviser.

If the aggregate Internal Orders for a Potential Co-Investment Transaction do not exceed the size of the investment opportunity immediately prior to the submission of the orders to the underwriter, broker, dealer or issuer, as applicable (the “External Submission”), then each Internal Order will be fulfilled as placed. If, on the other hand, the aggregate Internal Orders for a Potential Co-Investment Transaction exceed the size of the investment opportunity immediately prior to the External Submission, then the allocation of the opportunity will be made pro rata on the basis of the size of the Internal Orders.12 If, subsequent to such External Submission, the size of the opportunity is increased or decreased, or if the terms of such opportunity, or the facts and circumstances applicable to the Regulated Funds’ or the Affiliated Funds’ consideration of the opportunity, change, the participants will be permitted to submit revised Internal Orders in accordance with written allocation policies and procedures that the Advisers will establish, implement and maintain. The Board of the Regulated Fund will then either approve or disapprove of the investment opportunity in accordance with Condition 2, 6, 7, 8 or 9, as applicable.

Compliance. Applicants represent that the Advisers’ allocation review process is a robust process designed as part of their overall compliance policies and procedures to ensure that every client is treated fairly and that the Advisers are following their allocation policies. The entire allocation process is monitored and reviewed by the compliance team, led by the chief compliance officer, and approved by the Board of each Regulated Fund as it applies to such Regulated Fund.

In the case of a BDC Downstream Fund with an Independent Party consisting of a transaction committee or advisory committee, the individuals on the committee would possess experience and training comparable to that of the trustees of the parent Regulated Fund and sufficient to permit them to make informed decisions on behalf of the applicable BDC Downstream Fund. Applicants represent that the Independent Parties of the BDC Downstream Funds would be bound (by law or by contract) by fiduciary duties comparable to those applicable to the trustees of the parent Regulated Fund, including a duty to act in the best interests of their respective funds when approving transactions. These duties would apply in the case of all Potential Co-Investment Transactions, including transactions that could present a conflict of interest.

Further, Applicants believe that the existence of differing routes of approval between the BDC Downstream Funds and other Regulated Funds would not result in Applicants investing through the BDC Downstream Funds in order to avoid obtaining the approval of a Regulated Fund’s Board. Each Regulated Fund and BDC Downstream Fund has its own Objectives and Strategies and may have its own Board-Established Criteria, the implementation of which depends on the specific circumstances of the entity’s portfolio at the time an investment opportunity is presented. As noted above, consistent with its duty to its BDC Downstream Funds, the Independent Party must reach a conclusion on whether or not an investment is in the best interest of its relevant BDC Downstream Funds. An investment made solely to avoid an approval requirement at the Regulated Fund level should not be viewed as in the best interest of the entity in question and, thus, would not be approved by the Independent Party.

[12]

The Advisers will maintain records of all proposed order amounts, Internal Orders and External Submissions in conjunction with Potential Co-Investment Transactions. Each applicable Adviser will provide the Eligible Trustees with information concerning the Affiliated Funds’ and Regulated Funds’ order sizes to assist the Eligible Trustees with their review of the applicable Regulated Fund’s investments for compliance with the Conditions.

(c) Approval of Potential Co-Investment Transactions

A Regulated Fund will enter into a Potential Co-Investment Transaction with one or more other Regulated Funds and/or Affiliated Funds only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, the Required Majority approves it in accordance with the Conditions of this Order.

A Regulated Fund may participate in Pro Rata Dispositions (defined below) and Pro Rata Follow-On Investments (defined below) without obtaining prior approval of the Required Majority in accordance with Conditions 6(c)(i) and 8(b)(i).

2. Delayed Settlement

All Regulated Funds and Affiliated Funds participating in a Co-Investment Transaction will invest at the same time, for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other. However, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa. Nevertheless, in all cases, (i) the date on which the commitment of the Affiliated Funds and Regulated Funds is made will be the same even where the settlement date is not and (ii) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other.

3. Permitted Follow-On Investments and Approval of Follow-On Investments

From time to time the Regulated Funds and Affiliated Funds may have opportunities to make Follow-On Investments in an issuer in which a Regulated Fund and one or more other Regulated Funds and/or Affiliated Funds previously have invested and continue to hold an investment. If the Order is granted, Follow-On Investments will be made in a manner that, over time, is fair and equitable to all of the Regulated Funds and Affiliated Funds and in accordance with the proposed procedures discussed above and with the Conditions of the Order.

The Order, if granted, would permit Affiliated Funds to participate in Follow-On Investments in issuers in which at least one Regulated Fund is invested, but such Affiliated Funds are not invested. This relief would not permit Follow-On Investments by Regulated Funds that are not invested in the issuer.

The Order would divide Follow-On Investments into two categories depending on whether the Regulated Funds and Affiliated Funds holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for that issuer. If such Regulated Funds and Affiliated Funds have previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the process discussed in Section III.A.3.a. below and governed by Condition 8. These Follow-On Investments are referred to as “Standard Review Follow-Ons.” If such Regulated Funds and Affiliated Funds hold Pre-Boarding Investments and have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the “onboarding process” discussed in Section III.A.3.b. below and governed by Condition 9. These Follow-On Investments are referred to as “Enhanced Review Follow-Ons.”

(a)	Standard Review Follow-Ons

A Regulated Fund may invest in Standard Review Follow-Ons either with the approval of the Required Majority using the procedures required under Condition 8(c) or, where certain additional requirements are met, without Board approval under Condition 8(b).

A Regulated Fund may participate in a Standard Review Follow-On without obtaining the prior approval of the Required Majority if it is (i) a Pro Rata Follow-On Investment or (ii) a Non-Negotiated Follow-On Investment.

A “Pro Rata Follow-On Investment” is a Follow-On Investment (i) in which the participation of each Affiliated Fund and each Regulated Fund is proportionate to its outstanding investments in the issuer or security, as appropriate,13 immediately preceding the Follow-On Investment, and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in the pro rata Follow-On Investments as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, their approval of Pro Rata Follow-On Investments, in which case all subsequent Follow-On Investments will be submitted to the Regulated Fund’s Eligible Trustees in accordance with Condition 8(c).

A “Non-Negotiated Follow-On Investment” is a Follow-On Investment in which a Regulated Fund participates together with one or more Affiliated Funds and/or one or more other Regulated Funds (i) in which the only term negotiated by or on behalf of the funds is price and (ii) with respect to which, if the transaction were considered on its own, the funds would be entitled to rely on one of the JT No-Action Letters.

Applicants believe that these Pro Rata and Non-Negotiated Follow-On Investments do not present a significant opportunity for overreaching on the part of any Adviser and thus do not warrant the time or the attention of the Board. Pro Rata Follow-On Investments and Non-Negotiated Follow-On Investments remain subject to the Board’s periodic review in accordance with Condition 10.

(b)	Enhanced Review Follow-Ons

One or more Regulated Funds and/or one or more Affiliated Funds holding Pre-Boarding Investments may have the opportunity to make a Follow-On Investment that is a Potential Co-Investment Transaction in an issuer with respect to which they have not previously participated in a Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated Funds may rely on the Order to make such Follow-On Investment subject to the requirements of Condition 9. These enhanced review requirements constitute an “onboarding process” whereby Regulated Funds and Affiliated Funds may utilize the Order to participate in Co-Investment Transactions even though they already hold Pre-Boarding Investments. For a given issuer, the participating Regulated Funds and Affiliated Funds need to comply with these requirements only for the first Co-Investment Transaction. Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 8 under the standard review process.

4. Dispositions

The Regulated Funds and Affiliated Funds may be presented with opportunities to sell, exchange or otherwise dispose of securities in a transaction that would be prohibited by Rule 17d-1 or Section 57(a)(4), as applicable. If the Order is granted, such Dispositions will be made in a manner that, over time, is fair and equitable to all of the Regulated and Affiliated Funds and in accordance with procedures set forth in the proposed Conditions to the Order and discussed below.

[13]	See note 27, below.

The Order would divide these Dispositions into two categories: (i) if the Regulated Funds and Affiliated Funds holding investments in the issuer have previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for such issuer, then the terms and approval of the Disposition (hereinafter referred to as “Standard Review Dispositions”) would be subject to the process discussed in Section III.A.4.a. below and governed by Condition 6; and (ii) if the Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Disposition (hereinafter referred to as “Enhanced Review Dispositions”) would be subject to the same “onboarding process” discussed in Section III.A.4.b. below, and governed by Condition 7.

(a)	Standard Review Dispositions

A Regulated Fund may participate in a Standard Review Disposition either with the approval of the Required Majority using the standard procedures required under Condition 6(d) or, where certain additional requirements are met, without Board approval under Condition 6(c).

A Regulated Fund may participate in a Standard Review Disposition without obtaining the prior approval of the Required Majority if (i) the Disposition is a Pro Rata Disposition or (ii) the securities are Tradable Securities and the Disposition meets the other requirements of Condition 6(c)(ii).

A “Pro Rata Disposition” is a Disposition (i) in which the participation of each Affiliated Fund and each Regulated Fund is proportionate to its outstanding investment in the security subject to Disposition immediately preceding the Disposition;14 and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in pro rata Dispositions as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, their approval of Pro Rata Dispositions, in which case all subsequent Dispositions will be submitted to the Regulated Fund’s Eligible Trustees.

In the case of a Tradable Security, approval of the required majority is not required for the Disposition if: (x) the Disposition is not to the issuer or any affiliated person of the issuer;15 and (y) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated Funds is price. Pro Rata Dispositions and Dispositions of a Tradable Security remain subject to the Board’s periodic review in accordance with Condition 10.

(b)	Enhanced Review Dispositions

One or more Regulated Funds and one or more Affiliated Funds that have not previously participated in a Co-Investment Transaction with respect to an issuer may have the opportunity to make a Disposition of Pre-Boarding Investments in a Potential Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated Funds may rely on the Order to make such Disposition subject to the requirements of Condition 7. As discussed above, with respect to investment in a given issuer, the participating Regulated Funds and Affiliated Funds need only complete the onboarding process for the first Co-Investment Transaction, which may be an Enhanced Review Follow-On or an Enhanced Review Disposition.16 Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 6 or 8 under the standard review process.

[14]	See note 25, below.
[15]

In the case of a Tradable Security, Dispositions to the issuer or an affiliated person of the issuer are not permitted so that funds participating in the Disposition do not benefit to the detriment of Regulated Funds that remain invested in the issuer. For example, if a Disposition of a Tradable Security were permitted to be made to the issuer, the issuer may be reducing its short term assets (i.e., cash) to pay down long term liabilities.

[16]

However, with respect to an issuer, if a Regulated Fund’s first Co-Investment Transaction is an Enhanced Review Disposition, and the Regulated Fund does not dispose of its entire position in the Enhanced Review Disposition, then before such Regulated Fund may complete its first Standard Review Follow-On in such issuer, the Eligible Trustees must review the proposed Follow-On Investment not only on a stand-alone basis but also in relation to the total economic exposure in such issuer (i.e., in combination with the portion of the Pre-Boarding Investment not disposed of in the Enhanced Review Disposition), and the other terms of the investments. This additional review is required because such findings were not required in connection with the prior Enhanced Review Disposition, but they would have been required had the first Co-Investment Transaction been an Enhanced Review Follow-On.

5. Use of Wholly-Owned Investment Subs

A Regulated Fund may, from time to time, form one or more Wholly-Owned Investment Subs. Such a subsidiary may be prohibited from investing in a Co-Investment Transaction with a Regulated Fund (other than its parent) or any Affiliated Fund because it would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) and Rule 17d-1. Applicants request that each Wholly-Owned Investment Sub be permitted to participate in Co-Investment Transactions in lieu of the applicable parent Regulated Fund that owns it and that the Wholly-Owned Investment Sub’s participation in any such transaction be treated, for purposes of the Order, as though the parent Regulated Fund were participating directly.

Applicants note that an entity could not be both a Wholly-Owned Investment Sub and a BDC Downstream Fund because, in the former case, the Board of the parent Regulated Fund makes any determinations regarding the subsidiary’s investments while, in the latter case, the Independent Party makes such determinations.

B. Applicable Law

1. Section 17(d) and Section 57(a)(4)

Section 17(d) of the Act generally prohibits an affiliated person (as defined in Section 2(a)(3) of the Act), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such other participant.

Similarly, with regard to BDCs, Section 57(a)(4) prohibits certain persons specified in Section 57(b) from participating in a joint transaction with the BDC, or a company controlled by the BDC, in contravention of rules as prescribed by the Commission. In particular, Section 57(a)(4) applies to:

•

Any trustee, director, officer, employee, or member of an advisory board of a BDC or any person (other than the BDC itself) who is an affiliated person of the forgoing pursuant to Section 2(a)(3)(C); or

•

Any investment adviser or promoter of, general partner in, principal underwriter for, or person directly or indirectly either controlling, controlled by, or under common control with, a BDC (except the BDC itself and any person who, if it were not directly or indirectly controlled by the BDC, would not be directly or indirectly under the control of a person who controls the BDC);[17] or any person who is an affiliated person of any of the forgoing within the meaning of Section 2(a)(3)(C) or (D).

[17]

Also excluded from this category by Rule 57b-1 is any person who would otherwise be included (a) solely because that person is directly or indirectly controlled by a business development company, or (b) solely because that person is, within the meaning of Section 2(a)(3)(C) or (D), an affiliated person of a person described in (a) above.

Pursuant to the foregoing application of Section 57(a)(4), BDC Downstream Funds on the one hand and other Regulated Funds and Affiliated Funds on the other, may not co-invest absent an exemptive order because the BDC Downstream Funds are controlled by a BDC and the Affiliated Funds and other Regulated Funds are included in Section 57(b).

Section 2(a)(3)(C) defines an “affiliated person” of another person to include any person directly or indirectly controlling, controlled by, or under common control with, such other person. Section 2(a)(3)(D) defines “any officer, director, partner, copartner, or employee” of an affiliated person as an affiliated person. Section 2(a)(9) defines “control” as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with that company. Under Section 2(a)(9) a person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company. The Commission and its staff have indicated on a number of occasions their belief that an investment adviser that provides discretionary investment management services to a fund and that sponsored, selected the initial directors, and provides administrative or other non-advisory services to the fund, controls such fund, absent compelling evidence to the contrary.18

2. Rule 17d-1

Rule 17d-1 generally prohibits an affiliated person (as defined in Section 2(a)(3)), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company, or a company controlled by such registered company, is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such first or second tier affiliate. Rule 17d-1 generally prohibits participation by a registered investment company and an affiliated person (as defined in Section 2(a)(3)) or principal underwriter for that investment company, or an affiliated person of such affiliated person or principal underwriter, in any “joint enterprise or other joint arrangement or profit-sharing plan,” as defined in the rule, without prior approval by the Commission by order upon application.

Rule 17d-1 was promulgated by the Commission pursuant to Section 17(d) and made applicable to persons subject to Sections 57(a) and (d) by Section 57(i) to the extent specified therein. Section 57(i) provides that, until the Commission prescribes rules under Sections 57(a) and (d), the Commission’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a) or (d). Because the Commission has not adopted any rules under Section 57(a) or (d), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a) or (d).

[18]

See, e.g., SEC Rel. No. IC-4697 (Sept. 8, 1966) (“For purposes of Section 2(a)(3)(C), affiliation based upon control would depend on the facts of the given situation, including such factors as extensive interlocks of officers, directors or key personnel, common investment advisers or underwriters, etc.”); Lazard Freres Asset Management, SEC No-Action Letter (pub. avail. Jan. 10, 1997) (“While, in some circumstances, the nature of an advisory relationship may give an adviser control over its client’s management or policies, whether an investment company and another entity are under common control is a factual question…”).

Applicants seek relief pursuant to Rule 17d-1, which permits the Commission to authorize joint transactions upon application. In passing upon applications filed pursuant to Rule 17d-1, the Commission is directed by Rule 17d-1(b) to consider whether the participation of a registered investment company or controlled company thereof in the joint enterprise or joint arrangement under scrutiny is consistent with provisions, policies and purposes of the Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

The Commission has stated that Section 17(d), upon which Rule 17d-1 is based, and upon which Section 57(a)(4) was modeled, was designed to protect investment companies from self-dealing and overreaching by insiders. The Commission has also taken notice that there may be transactions subject to these prohibitions that do not present the dangers of overreaching.19 The Court of Appeals for the Second Circuit has enunciated a like rationale for the purpose behind Section 17(d): “The objective of [Section] 17(d)…is to prevent…injuring the interest of stockholders of registered investment companies by causing the company to participate on a basis different from or less advantageous than that of such other participants.”20 Furthermore, Congress acknowledged that the protective system established by the enactment of Section 57 is “similar to that applicable to registered investment companies under Section 17, and rules thereunder, but is modified to address concerns relating to unique characteristics presented by business development companies.”21

Applicants believe that the Conditions would ensure that the conflicts of interest that Section 17(d) and Section 57(a)(4) were designed to prevent would be addressed and the standards for an order under Rule 17d-1 and Section 57(i) would be met.

C. Need for Relief

Co-Investment Transactions are prohibited by Rule 17d-1 and either or both of Sections 17(d) and 57(a)(4) without a prior exemptive order of the Commission, to the extent that the Affiliated Funds and the Regulated Funds participating in such transactions fall within the category of persons described by Rule 17d-1, Section 17(d) and/or Section 57(b), as modified by Rule 57b-1 thereunder, as applicable, vis-à-vis each participating Regulated Fund.

Each of the participating Regulated Funds and Affiliated Funds may be deemed to be affiliated persons vis-à-vis a Regulated Fund within the meaning of Section 2(a)(3) by reason of common control because (i) an Adviser, that is an Existing Adviser or an entity that is controlled by or under common control with HPS Investment Partners, will be the investment adviser (and sub-adviser, if any) to each of the Regulated Funds and the Affiliated Funds; (ii) HPS Advisors is the Adviser to, and may be deemed to control, the Existing Regulated Funds; (iii) an Adviser will be the investment adviser and sub-adviser to, and may be deemed to control, any Future Regulated Fund; (iv) each BDC Downstream Fund will be deemed to be controlled by its BDC parent and/or its BDC parent’s Adviser; and (v) the Advisers are under common control. Thus, each Regulated Fund and each Affiliated Fund may be deemed to be a person related to a Regulated Fund or BDC Downstream Fund in a manner described by Section 57(b) (or Section 17(d) in the case of Regulated Funds that are registered under the Act) and therefore would be prohibited by Section 57(a)(4) (or Section 17(d) in the case of Regulated Funds that are registered under the Act) and Rule 17d-1 from participating in Co-Investment Transactions without the Order.

[19]	See Protecting Investors: A Half-Century of Investment Company Regulation, 1504 Fed. Sec. L. Rep., Extra Edition (May 29, 1992) at 488 et seq.
[20]	Securities and Exchange Commission v. Talley Industries, Inc., 399 F.2d 396, 405 (2d Cir. 1968), cert. denied, 393 U.S. 1015 (1969).
[21]	H.Rep. No. 96-1341, 96th Cong., 2d Sess. 45 (1980) reprinted in 1980 U.S.C.C.A.N. 4827.

Further, because the BDC Downstream Funds and Wholly-Owned Investment Subs are controlled by the Regulated Funds, the BDC Downstream Funds and Wholly-Owned Investment Subs are subject to Section 57(a)(4) (or Section 17(d) in the case of Wholly-Owned Investment Subs controlled by Regulated Funds that are registered under the Act), and thus also subject to the provisions of Rule 17d-1, and therefore would be prohibited from participating in Co-Investment Transactions without the Order.

In addition, because the Proprietary Accounts will be controlled by an Adviser and, therefore, may be under common control with the Existing Regulated Funds, HPS Investment Partners, and any Future Regulated Funds, the Proprietary Accounts could be deemed to be persons related to the Regulated Funds (or a company controlled by the Regulated Funds) in a manner described by Section 17(d) or 57(b) and also prohibited from participating in the Co-Investment Program.

D. Precedents

The Commission has issued numerous exemptive orders under the Act permitting registered investment companies and BDCs to co-invest with affiliated persons, including precedents involving proprietary accounts.22 The relief requested in connection with the Prior Order that was granted on July 2, 2024, and the relief requested in this Application, with respect to Follow-On Investments are based on the temporary relief granted by the Commission on April 8, 2020.23

Applicants submit that the allocation procedures set forth in the Conditions for relief are consistent with and expand the range of investor protections found in the orders we cite.

[22]

See, e.g., Antares Private Credit Fund et al. (File No. 812-15464) Release No. IC-35152 (March 5, 2024) (notice), Release No. IC-35166 (April 2, 2024) (order); Golub Capital BDC Inc., et al. (File No. 812-15431) Release No. IC-35114 (January 25, 2024) (notice), Release No. IC-35136 (February 21, 2024) (order); 26NorthBDC, Inc., et al. (File No. 812-15398) Release No. IC-812-15398 (October 24, 2023), Release No. IC-35049 (November 15, 2023) (order); T. Rowe Price OHA Select Private Credit Fund, et al., (File No. 812-15461) Release No. IC-34963 (July 24, 2023) (notice), Release No. IC-34987 (August 21, 2023) (order); Silver Point Specialty Lending Fund, et al., (File No. 812-15364) Release No. IC-34893 (April 24, 2023) (notice), Release No. IC-34920 (May 22, 2023) (order); BC Partners Lending Corporation, et al., (File No. 812-15292) Release No. IC-34849 (March 7, 2023) (notice), Release No. IC-34880 (April 10, 2023) (order); Kennedy Lewis Management LP, et al., (File No. 812-15309) Release No. IC-34824 (February 6, 2023) (notice), Release No. IC-34847 (March 6, 2023) (order); Fidelity Private Credit Fund., et al., (File No. 812-15307) Release No. IC-34803 (January 11, 2023) (notice), Release No. IC-34831 (February 13, 2023) (order); Stone Point Credit Corporation, et. al., (File No. 812--15168) Release No. IC-34588 (May 18, 2022) (notice), Release No. IC-34614 (June 14, 2022) (order); First Eagle Alternative Capital BDC, Inc., et al., (File No. 812-15315) Release No. IC-34583 (May 13, 2022) (notice), Release No. IC-34613 (June 9, 2022) (order); Stellus Capital Investment Corporation, et al., (File No. 812-14855) Release No. IC-34556 (April 11, 2022) (notice), Release No. IC-34579 (May 9, 2022) (order); and Commonwealth Credit Partners BDC I, Inc., et al., (File No. 812-15195) Release No. IC-34325 (July 7, 2021) (notice), Release No. IC-34347 (August 2, 2021) (order)

[23]	BDC Temporary Exemptive Order, Investment Company Act Rel. Nos. 33837 (April 8, 2020) (order) (extension granted January 5, 2021 and further extension granted April 22, 2021).

IV. STATEMENT IN SUPPORT OF RELIEF REQUESTED

In accordance with Rule 17d-1 (made applicable to transactions subject to Section 57(a) by Section 57(i)), the Commission may grant the requested relief as to any particular joint transaction if it finds that the participation of the Regulated Funds in the joint transaction is consistent with the provisions, policies and purposes of the Act and is not on a basis different from or less advantageous than that of other participants. Applicants submit that allowing the Co-Investment Transactions described in this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and the shareholders thereof and (ii) the protections found in the Conditions.

As required by Rule 17d-1(b), the Conditions ensure that the terms on which Co-Investment Transactions may be made will be consistent with the participation of the Regulated Funds being on a basis that it is neither different from nor less advantageous than other participants, thus protecting the equity holders of any participant from being disadvantaged. The Conditions ensure that all Co-Investment Transactions are reasonable and fair to the Regulated Funds and their shareholders and do not involve overreaching by any person concerned, including the Advisers.

A. Potential Benefits

In the absence of the relief sought hereby, in many circumstances the Regulated Funds would be limited in their ability to participate in attractive and appropriate investment opportunities. Section 17(d), Section 57(a)(4) and Rule 17d-1 should not prevent BDCs and registered closed-end investment companies from making investments that are in the best interests of their shareholders.

Each Regulated Fund and its shareholders will benefit from the ability to participate in Co-Investment Transactions. The Board, including the Required Majority, of each Regulated Fund has determined that it is in the best interests of the Regulated Fund to participate in Co-Investment Transactions because, among other matters, (i) the Regulated Fund should be able to participate in a larger number and greater variety of transactions; (ii) the Regulated Fund should be able to participate in larger transactions; (iii) the Regulated Fund should be able to participate in all opportunities approved by a Required Majority or otherwise permissible under the Order rather than risk underperformance through rotational allocation of opportunities among the Regulated Funds; (iv) the Regulated Fund and any other Regulated Funds participating in the proposed investment should have greater bargaining power, more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (v) the Regulated Fund should be able to obtain greater attention and better deal flow from investment bankers and others who act as sources of investments; and (vi) the Conditions are fair to the Regulated Funds and their shareholders.

B. Protective Representations and Conditions

The Conditions ensure that the proposed Co-Investment Transactions are consistent with the protection of each Regulated Fund’s shareholders and with the purposes intended by the policies and provisions of the Act. Specifically, the Conditions incorporate the following critical protections: (i) all Regulated Funds participating in the Co-Investment Transactions will invest at the same time (except that, subject to the limitations in the Conditions, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa), for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other; (ii) a Required Majority of each Regulated Fund must approve various investment decisions (not including transactions completed on a pro rata basis pursuant to Conditions 6(c)(i) and 8(b)(i) or otherwise not requiring Board approval) with respect to such Regulated Fund in accordance with the Conditions; and (iii) the Regulated Funds are required to retain and maintain certain records.

Applicants believe that participation by the Regulated Funds in Pro Rata Follow-On Investments and Pro Rata Dispositions, as provided in Conditions 6(c)(i) and 8(b)(i), is consistent with the provisions, policies and purposes of the Act and will not be made on a basis different from or less advantageous than that of other participants. A formulaic approach, such as pro rata investment or disposition eliminates the possibility for overreaching and unnecessary prior review by the Board. Applicants note that the Commission has adopted a similar pro rata approach in the context of Rule 23c-2, which relates to the redemption by a closed-end investment company of less than all of a class of its securities, indicating the general fairness and lack of overreaching that such approach provides.

Applicants also believe that the participation by the Regulated Funds in Non-Negotiated Follow-On Investments and in Dispositions of Tradable Securities without the approval of a Required Majority is consistent with the provisions, policies and purposes of the Act as there is no opportunity for overreaching by affiliates.

If an Adviser, its principals, or any person controlling, controlled by, or under common control with the Adviser or its principals, and the Affiliated Funds (collectively, the “Holders”) own in the aggregate more than 25 percent of the outstanding voting shares of a Regulated Fund (the “Shares”), then the Holders will vote such Shares as required under Condition 15.

In sum, Applicants believe that the Conditions would ensure that each Regulated Fund that participates in any type of Co-Investment Transaction does not participate on a basis different from, or less advantageous than, that of such other participants for purposes of Section 17(d) or Section 57(a)(4) and the Rules under the Act. As a result, Applicants believe that the participation of the Regulated Funds in Co-Investment Transactions in accordance with the Conditions would be consistent with the provisions, policies, and purposes of the Act, and would be done in a manner that was not different from, or less advantageous than, the other participants.

V. CONDITIONS

Applicants agree that any Order granting the requested relief shall be subject to the following Conditions:

1. Identification and Referral of Potential Co-Investment Transactions

(a) The Advisers will establish, maintain and implement policies and procedures reasonably designed to ensure that each Adviser is promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board-Established Criteria of any Regulated Fund the Adviser manages.

(b) When an Adviser to a Regulated Fund is notified of a Potential Co-Investment Transaction under Condition 1(a), the Adviser will make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

2. Board Approvals of Co-Investment Transactions

(a) If the Adviser deems a Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate for the Regulated Fund, it will then determine an appropriate level of investment for the Regulated Fund.

(b) If the aggregate amount recommended by the Advisers to be invested in the Potential Co-Investment Transaction by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, the investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in section III.A.1.b. above. Each Adviser to a participating Regulated Fund will promptly notify and provide the Eligible Trustees with information concerning the Affiliated Funds’ and Regulated Funds’ order sizes to assist the Eligible Trustees with their review of the applicable Regulated Fund’s investments for compliance with these Conditions.

(c) After making the determinations required in Condition 1(b) above, each Adviser to a participating Regulated Fund will distribute written information concerning the Potential Co-Investment Transaction (including the amount proposed to be invested by each participating Regulated Fund and each participating Affiliated Fund) to the Eligible Trustees of its participating Regulated Fund(s) for their consideration. A Regulated Fund will enter into a Co-Investment Transaction with one or more other Regulated Funds or Affiliated Funds only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, a Required Majority concludes that:

(i) the terms of the transaction, including the consideration to be paid, are reasonable and fair to the Regulated Fund and its equity holders and do not involve overreaching in respect of the Regulated Fund or its equity holders on the part of any person concerned;

(ii) the transaction is consistent with:

(A) the interests of the Regulated Fund’s equity holders; and

(B) the Regulated Fund’s then-current Objectives and Strategies;

(iii) the investment by any other Regulated Fund(s) or Affiliated Fund(s) would not disadvantage the Regulated Fund, and participation by the Regulated Fund would not be on a basis different from, or less advantageous than, that of any other Regulated Fund(s) or Affiliated Fund(s) participating in the transaction; provided that the Required Majority shall not be prohibited from reaching the conclusions required by this Condition 2(c)(iii) if:

(A) the settlement date for another Regulated Fund or an Affiliated Fund in a Co-Investment Transaction is later than the settlement date for the Regulated Fund by no more than ten business days or earlier than the settlement date for the Regulated Fund by no more than ten business days, in either case, so long as: (x) the date on which the commitment of the Affiliated Funds and Regulated Funds is made is the same; and (y) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other; or

(B) any other Regulated Fund or Affiliated Fund, but not the Regulated Fund itself, gains the right to nominate a director for election to a portfolio company’s board of directors, the right to have a board observer or any similar right to participate in the governance or management of the portfolio company so long as: (x) the Eligible Trustees will have the right to ratify the selection of such director or board observer, if any; (y) the Adviser agrees to, and does, provide periodic reports to the Regulated Fund’s Board with respect to the actions of such director or the information received by such board observer or obtained through the exercise of any similar right to participate in the governance or management of the portfolio company; and (z) any fees or other compensation that any other Regulated Fund or Affiliated Fund or any affiliated person of any other Regulated Fund or Affiliated Fund receives in connection with the right of one or more Regulated Funds or Affiliated Funds to nominate a director or appoint a board observer or otherwise to participate in the governance or management of the portfolio company will be shared proportionately among any participating Affiliated Funds (who may, in turn, share their portion with their affiliated persons) and any participating Regulated Fund(s) in accordance with the amount of each such party’s investment; and

(iv) the proposed investment by the Regulated Fund will not involve compensation, remuneration or a direct or indirect24 financial benefit to the Advisers, any other Regulated Fund, the Affiliated Funds or any affiliated person of any of them (other than the parties to the Co-Investment Transaction), except (A) to the extent permitted by Condition 14, (B) to the extent permitted by Section 17(e) or 57(k), as applicable, (C) indirectly, as a result of an interest in the securities issued by one of the parties to the Co-Investment Transaction, or (D) in the case of fees or other compensation described in Condition 2(c)(iii)(B)(z).

3. Right to Decline.

Each Regulated Fund has the right to decline to participate in any Potential Co-Investment Transaction or to invest less than the amount proposed.

4. General Limitation.

Except for Follow-On Investments made in accordance with Conditions 8 and 9 below,25 a Regulated Fund will not invest in reliance on the Order in any issuer in which a Related Party has an investment.

5. Same Terms and Conditions.

A Regulated Fund will not participate in any Potential Co-Investment Transaction unless (i) the terms, conditions, price, class of securities to be purchased, date on which the commitment is entered into and registration rights (if any) will be the same for each participating Regulated Fund and Affiliated Fund and (ii) the earliest settlement date and the latest settlement date of any participating Regulated Fund or Affiliated Fund will occur as close in time as practicable and in no event more than ten business days apart. The grant to one or more Regulated Funds or Affiliated Funds, but not the respective Regulated Fund, of the right to nominate a director for election to a portfolio company’s board of directors, the right to have an observer on the board of directors or similar rights to participate in the governance or management of the portfolio company will not be interpreted so as to violate this Condition 5, if Condition 2(c)(iii)(B) is met.

6. Standard Review Dispositions.

(a) General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of an interest in a security and one or more Regulated Funds and Affiliated Funds have previously participated in a Co-Investment Transaction with respect to the issuer, then:

[24]

For example, procuring the Regulated Fund’s investment in a Potential Co-Investment Transaction to permit an affiliate to complete or obtain better terms in a separate transaction would constitute an indirect financial benefit.

[25]	This exception applies only to Follow-On Investments by a Regulated Fund in issuers in which that Regulated Fund already holds investments.

(i) the Adviser to such Regulated Fund or Affiliated Fund26 will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time; and

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition.

(b) Same Terms and Conditions. Each Regulated Fund will have the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and conditions as those applicable to the Affiliated Funds and any other Regulated Fund.

(c) No Board Approval Required. A Regulated Fund may participate in such a Disposition without obtaining prior approval of the Required Majority if:

(i) (A) the participation of each Regulated Fund and Affiliated Fund in such Disposition is proportionate to its then-current holding of the security (or securities) of the issuer that is (or are) the subject of the Disposition;27 (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in such Dispositions on a pro rata basis (as described in greater detail in the Application); and (C) the Board of the Regulated Fund is provided on a quarterly basis with a list of all Dispositions made in accordance with this Condition; or

(ii) each security is a Tradable Security and (A) the Disposition is not to the issuer or any affiliated person of the issuer; and (B) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated Funds is price.

(d) Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Trustees and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that it is in the Regulated Fund’s best interests.

7. Enhanced Review Dispositions.

(a) General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of a Pre-Boarding Investment in a Potential Co-Investment Transaction and the Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i) the Adviser to such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time;

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition; and

[26]	Any Proprietary Account that is not advised by an Adviser is itself deemed to be an Adviser for purposes of Conditions 6(a)(i), 7(a)(i), 8(a)(i) and 9(a)(i).
[27]

In the case of any Disposition, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Disposition.

(iii) the Advisers will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Funds, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b) Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Trustees, and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that:

(i) the Disposition complies with Condition 2(c)(i), (ii), (iii)(A), and (iv); and

(ii) the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 or Rule 17d-1, as applicable, and records the basis for the finding in the Board minutes.

(c) Additional Requirements: The Disposition may only be completed in reliance on the Order if:

(i) Same Terms and Conditions. Each Regulated Fund has the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and Conditions as those applicable to the Affiliated Funds and any other Regulated Fund;

(ii) Original Investments. All of the Affiliated Funds’ and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;

(iii) Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iv) Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated Funds hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial28 in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(v) No control. The Affiliated Funds, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

[28]

In determining whether a holding is “immaterial” for purposes of the Order, the Required Majority will consider whether the nature and extent of the interest in the transaction or arrangement is sufficiently small that a reasonable person would not believe that the interest affected the determination of whether to enter into the transaction or arrangement or the terms of the transaction or arrangement.

8. Standard Review Follow-Ons.

(a) General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer and the Regulated Funds and Affiliated Funds holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer:

(i) the Adviser to each such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time; and

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund.

(b) No Board Approval Required. A Regulated Fund may participate in the Follow-On Investment without obtaining prior approval of the Required Majority if:

(i) (A) the proposed participation of each Regulated Fund and each Affiliated Fund in such investment is proportionate to its outstanding investments in the issuer or the security at issue, as appropriate,29 immediately preceding the Follow-On Investment; and (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in Follow-On Investments on a pro rata basis (as described in greater detail in this Application); or

(ii) it is a Non-Negotiated Follow-On Investment.

(c) Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Trustees and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority makes the determinations set forth in Condition 2(c). If the only previous Co-Investment Transaction with respect to the issuer was an Enhanced Review Disposition the Eligible Trustees must complete this review of the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms of the investment.

(d) Allocation. If, with respect to any such Follow-On Investment:

(i) the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated Funds’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

[29]

To the extent that a Follow-On Investment opportunity is in a security or arises in respect of a security held by the participating Regulated Funds and Affiliated Funds, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Follow-On Investment using the most recent available valuation thereof. To the extent that a Follow-On Investment opportunity relates to an opportunity to invest in a security that is not in respect of any security held by any of the participating Regulated Funds or Affiliated Funds, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the issuer immediately preceding the Follow-On Investment using the most recent available valuation thereof.

(ii) the aggregate amount recommended by the Advisers to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in section III.A.1.b. above.

(e) Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this application.

9. Enhanced Review Follow-Ons.

(a) General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer that is a Potential Co-Investment Transaction and the Regulated Funds and Affiliated Funds holding investments in the issuer have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i) the Adviser to each such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time;

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund; and

(iii) the Advisers will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Funds, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b) Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Trustees, and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority reviews the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms and makes the determinations set forth in Condition 2(c). In addition, the Follow-On Investment may only be completed in reliance on the Order if the Required Majority of each participating Regulated Fund determines that the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable. The basis for the Board’s findings will be recorded in its minutes.

(c) Additional Requirements. The Follow-On Investment may only be completed in reliance on the Order if:

(i) Original Investments. All of the Affiliated Funds’ and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;

(ii) Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iii) Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated Funds hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(iv) No control. The Affiliated Funds, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

(d) Allocation. If, with respect to any such Follow-On Investment:

(i) the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated Funds’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii) the aggregate amount recommended by the Advisers to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in section III.A.1.b. above.

(e) Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this application.

10. Board Reporting, Compliance and Annual Re-Approval

(a) Each Adviser to a Regulated Fund will present to the Board of each Regulated Fund, on a quarterly basis, and at such other times as the Board may request, (i) a record of all investments in Potential Co-Investment Transactions made by any of the other Regulated Funds or any of the Affiliated Funds during the preceding quarter that fell within the Regulated Fund’s then-current Objectives and Strategies and Board-Established Criteria that were not made available to the Regulated Fund, and an explanation of why such investment opportunities were not made available to the Regulated Fund; (ii) a record of all Follow-On Investments in and Dispositions of investments in any issuer in which the Regulated Fund holds any investments by any Affiliated Fund or other Regulated Fund during the prior quarter; and (iii) all information concerning Potential Co-Investment Transactions and Co-Investment Transactions, including investments made by other Regulated Funds or Affiliated Funds that the Regulated Fund considered but declined to participate in, so that the Independent Trustees, may determine whether all Potential Co-Investment Transactions and Co-Investment Transactions during the preceding quarter, including those investments that the Regulated Fund considered but declined to participate in, comply with the Conditions.

(b) All information presented to the Regulated Fund’s Board pursuant to this Condition will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its staff.

(c) Each Regulated Fund’s chief compliance officer, as defined in rule 38a-1(a)(4), will prepare an annual report for its Board each year that evaluates (and documents the basis of that evaluation) the Regulated Fund’s compliance with the terms and Conditions of the application and the procedures established to achieve such compliance. In the case of a BDC Downstream Fund that does not have a chief compliance officer, the chief compliance officer of the BDC that controls the BDC Downstream Fund will prepare the report for the relevant Independent Party.

(d) The Independent Trustees (including the non-interested members of each Independent Party) will consider at least annually whether continued participation in new and existing Co-Investment Transactions is in the Regulated Fund’s best interests.

11. Record Keeping.

Each Regulated Fund will maintain the records required by Section 57(f)(3) of the Act as if each of the Regulated Funds were a BDC and each of the investments permitted under these Conditions were approved by the Required Majority under Section 57(f).

12. Trustee Independence.

No Independent Trustee (including the non-interested members of any Independent Party) of a Regulated Fund will also be a trustee, director, general partner, managing member or principal, or otherwise be an “affiliated person” (as defined in the Act) of any Affiliated Fund.

13. Expenses.

The expenses, if any, associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction (including, without limitation, the expenses of the distribution of any such securities registered for sale under the Securities Act) will, to the extent not payable by the Advisers under their respective advisory agreements with the Regulated Funds and the Affiliated Funds, be shared by the Regulated Funds and the participating Affiliated Funds in proportion to the relative amounts of the securities held or being acquired or disposed of, as the case may be.

14. Transaction Fees.30

Any transaction fee (including break-up, structuring, monitoring or commitment fees but excluding brokerage or underwriting compensation permitted by Section 17(e) or 57(k)) received in connection with any Co-Investment Transaction will be distributed to the participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in Section 26(a)(1), and the account will earn a competitive rate of interest that will also be divided pro rata among the participants. None of the Advisers, the Affiliated Funds, the other Regulated Funds or any affiliated person of the Affiliated Funds or the Regulated Funds will receive any additional compensation or remuneration of any kind as a result of or in connection with a Co-Investment

[30]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

Transaction other than (i) in the case of the Regulated Funds and the Affiliated Funds, the pro rata transaction fees described above and fees or other compensation described in Condition 2(c)(iii)(B)(z), (ii) brokerage or underwriting compensation permitted by Section 17(e) or 57(k) or (iii) in the case of the Advisers, investment advisory compensation paid in accordance with investment advisory agreements between the applicable Regulated Fund(s) or Affiliated Fund(s) and its Adviser.

15. Independence.

If the Holders own in the aggregate more than 25 percent of the Shares of a Regulated Fund, then the Holders will vote such Shares in the same percentages as the Regulated Fund’s other shareholders (not including the Holders) when voting on (1) the election of trustees; (2) the removal of one or more trustees; or (3) any other matter under either the Act or applicable State law affecting the Board’s composition, size or manner of election.

VI. PROCEDURAL MATTERS

A. Communications

Please address all communications concerning this Application and the Notice and Order to:

Yoohyun K. Choi

HPS Investment Partners, LLC

40 West 57th Street

33rd Floor

New York, NY 10019

Telelphone: (212) 287-6767

E-mail: kathy.choi@hpspartners.com

Please address any questions, and a copy of any communications, concerning this Application, the Notice and Order to:

Richard Horowitz, Esq.

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Tel: (212) 698-350

E-mail: richard.horowitz@dechert.com

Applicants desire that the Commission issue an Order pursuant to Rule 0-5 without conducting a hearing.

Pursuant to Rule 0-2, each person executing the Application on behalf of an Applicant says that he or she has duly executed the Application for and on behalf of such Applicant; that he or she is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, trustees or other bodies necessary to authorize each deponent to execute and file the Application have been taken.

The verifications required by Rule 0-2(d) and the authorizations required by Rule 0-2(c) are attached hereto as Exhibit A, Exhibit B, Exhibit C and Exhibit D.

B. Authorization

All requirements for the execution and filing of this Application in the name and on behalf of each Applicant by the undersigned have been complied with and the undersigned is fully authorized to do so and has duly executed this Application as of this 15th day of November, 2024.

HPS CORPORATE LENDING FUND

By:	/s/ Robert Busch
Name:	Robert Busch
Title:	Chief Financial Officer

HPS CORPORATE CAPITAL SOLUTIONS FUND

By:	/s/ Robert Busch
Name:	Robert Busch
Title:	Chief Financial Officer

HPS CORPORATE CAPITAL SOLUTIONS BDC

By:	/s/ Robert Busch
Name:	Robert Busch
Title:	Chief Financial Officer

HPS INVESTMENT PARTNERS, LLC

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

CORE SENIOR LENDING FUND, L.P.

CORE SENIOR LENDING MASTER FUND (PB), L.P.

HPS CORE SENIOR LENDING PORTFOLIO (PB) II, L.P.

CREDIT VALUE MASTER FUND 2016, L.P.

CREDIT VALUE MASTER FUND V, L.P.

CREDIT VALUE ONTARIO FUND V, L.P.

CREDIT VALUE MASTER FUND VI, L.P.

EUROPEAN ASSET VALUE FUND (USD) II, L.P.

EUROPEAN ASSET VALUE OFFSHORE FUND (USD) II, L.P.

EUROPEAN ASSET VALUE OFFSHORE FUND II, L.P.

HPS EUROPEAN LIQUID LOAN OPPORTUNITIES MASTER FUND, L.P.

HPS SPECIAL SITUATIONS OPPORTUNITY FUND, L.P.

HPS SPECIAL SITUATIONS OPPORTUNITY OFFSHORE FUND, L.P.

HPS SPECIALTY LOAN FUND (JPY) V, L.P.

HPS SPECIALTY LOAN FUND V, L.P.

HPS SPECIALTY LOAN FUND V-L, L.P.

HPS SPECIALTY LOAN INTERNATIONAL FUND V-L, L.P.

INSTITUTIONAL CREDIT MASTER FUND, L.P.

LIQUID LOAN OPPORTUNITIES MASTER FUND, L.P.

REAL ESTATE CREDIT SOLUTIONS FUND II, L.P.

REAL ESTATE CREDIT SOLUTIONS OFFSHORE FUND II, L.P.

SPECIALTY LOAN FUND 2016, L.P.

SPECIALTY LOAN FUND 2016-L, L.P.

SPECIALTY LOAN INSTITUTIONAL FUND 2016-L, L.P.

AIGUILLES ROUGES IRISH SPECIALTY LOAN FUND PLC

AIGUILLES ROUGES SPECIALTY LOAN FUND, L.P.

BRICKYARD DIRECT LENDING FUND, L.P.

CACTUS DIRECT LENDING FUND, L.P.

CARDINAL FUND, L.P.

CORE SENIOR LENDING FUND (A-A), L.P.

CST SPECIALTY LOAN FUND, L.P.

FALCON CREDIT FUND, L.P.

GIM CREDIT LUX S.A.

GIM CREDIT MASTER LUX S.À R.L. RAIF

GIM II, L.P.

GIM, L.P.

HC DIRECT LENDING FUND, L.P.

HINODE DIRECT LENDING 2017 FUND, L.P.

HN CO-INVESTMENT FUND, L.P.

HPS CORE SENIOR LENDING CO-INVEST, L.P.

HPS DPT DIRECT LENDING FUND, L.P.

HPS HALITE 2020 DIRECT LENDING FUND LTD

HPS MAGNETITE ENERGY & POWER CREDIT FUND, L.P.

HPS MAGNETITE ENERGY & POWER CREDIT OFFSHORE FUND, L.P.

HPS OCOEE SPECIALTY LOAN FUND, L.P.

HPS OH CO-INVESTMENT FUND, L.P.

HPS PA CO-INVESTMENT FUND, L.P.

RR SPECIALTY LOAN FUND, L.P.

HPS VG CO-INVESTMENT FUND, L.P.

JADE REAL ASSETS FUND, L.P.

KITTY HAWK CREDIT FUND, L.P.

HPS MAUNA KEA FUND, L.P.

MORENO STREET DIRECT LENDING FUND, L.P.

NDT SENIOR LOAN FUND, L.P.

PRESIDIO LOAN FUND, L.P.

PRIVATE LOAN OPPORTUNITIES FUND, L.P.

RED CEDAR FUND 2016, L.P.

SC STRATEGIC INVESTMENT FUND, L.P.

SPECIALTY LOAN FUND – CX-2, L.P.

SPECIALTY LOAN VG FUND, L.P.

SPECIALTY LOAN ONTARIO FUND 2016, L.P.

EL SPECIALTY LOAN SECONDARY FUND, L.P.

HPS SPECIALTY LOAN ONTARIO FUND V, L.P.

HPS SPECIALTY LOAN FUND (EUR) V, L.P.

HPS SPECIALTY LOAN FUND TX, L.P.

CREDIT VALUE FUND VII, L.P.

CREDIT VALUE OFFSHORE FUND VII, L.P.

HPS SPECIAL SITUATIONS OPPORTUNITY FUND II, L.P.

CREDIT VALUE ONTARIO FUND VII, L.P.

HN SIP V CO-INVESTMENT FUND, L.P.

CORE SENIOR LENDING FUND II FEEDER, L.P.

HPS KP SIP V CO-INVESTMENT FUND, L.P.

HPS ENERGY & POWER IA FUND, L.P.

HPS – SC STRATEGIC INVESTMENT FUND II, L.P.

HPS ASSET VALUE FUND (USD) III, L.P.

LUTHER CO-INVEST, L.P.

HPS A-LIFE DIRECT LENDING FUND, L.P.

HPS LOAN MANAGEMENT 5-2015, LTD.

HPS LOAN MANAGEMENT 6-2015, LTD.

HPS LOAN MANAGEMENT 8-2016, LTD.

HPS LOAN MANAGEMENT 9-2016, LTD.

HPS LOAN MANAGEMENT 10-2016, LTD.

HPS LOAN MANAGEMENT 12-2018, LTD.

HPS LOAN MANAGEMENT 13-2018, LTD.

HPS LOAN MANAGEMENT 14-2019, LTD.

HPS LOAN MANAGEMENT 15-2019, LTD.

HPS LOAN MANAGEMENT 2021-16, LTD.

HPS LOAN MANAGEMENT 2022-17, LTD.

HPS LOAN MANAGEMENT 2022-19, LTD.

STRATA CLO II, LTD.

ARCADIA WAREHOUSE 2022, LTD.

CORE SENIOR LENDING FUND II, SCSP

PALISADES CLO, LLC

HPS SPECIALTY LOAN INSTITUTIONAL FUND VI-L, L.P.

HPS SPECIALTY LOAN FUND VI FEEDER, L.P.

HPS LOAN MANAGEMENT 2023-17, LTD

STRATA CLO I, LTD.

HPS LOAN MANAGEMENT 2023-19, LTD.

HPS SUSTAINABILITY & ENERGY TRANSITION FUND, L.P.

HN PRIVATE CREDIT FUND, L.P.

HK CO-INVESTMENT FUND, LLC

HPS BLACK KNIGHT 1922 SPECIALTY LOAN FUND, LLC

HPS GARDEN PRIVATE CREDIT FUND, L.P.

HN DIRECT LENDING CO-INVESTMENT FUND 2023, L.P.

HPS ROADRUNNER SPECIALTY LOAN FUND, L.P.

CST CORE SENIOR LENDING FUND, L.P.

ASSET VALUE PLATFORM, L.P.

SLF VI WC AGGREGATOR, L.P.

BY: HPS INVESTMENT PARTNERS, LLC AS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS MEZZANINE PARTNERS 2019, L.P.

HPS OFFSHORE MEZZANINE PARTNERS 2019 CO-INVEST, L.P.

HPS OFFSHORE MEZZANINE PARTNERS 2019 EUROPE, SCSP

HPS OFFSHORE MEZZANINE PARTNERS 2019, L.P.

BRONCO CO-INVEST, L.P

ENDURANCE II CO-INVEST, L.P.

GALAXY III CO-INVEST, L.P.

MILANO CO-INVEST, L.P.

HPS KP MEZZ 2019 CO-INVEST, L.P.

HPS AP MEZZANINE PARTNERS 2019, L.P.

HPS HINODE MEZZANINE PARTNERS 2020, L.P.

HPS AD CO-INVESTMENT HOLDINGS, L.P.

PROXIMA CO-INVEST, L.P.

PROXIMA ONSHORE CO-INVEST, L.P.

SALUS CO-INVEST, L.P.

HPS MINT CO-INVEST, L.P.

MAPLE CO-INVEST, L.P.

BY: HPS MEZZANINE MANAGEMENT 2019, LLC, ITS INVESTMENT MANAGER

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS SPECIALTY LOAN EUROPE FUND V, SCSP

HPS SPECIALTY LOAN INTERNATIONAL FUND V, SCSP

MAYFAIR ALTERNATIVE CREDIT FUNDS ICAV

HPS ELBE UNLEVERED DIRECT LENDING FUND, SCSP

CORE SENIOR LENDING INTERNATIONAL FUND II, SCSP

HPS CORE SENIOR LENDING INTERNATIONAL FUND (EUR) II, SCSP

HPS SPECIAL SITUATIONS OPPORTUNITY OFFSHORE FUND II, SCSP

HPS ASSET VALUE LUX FUND (USD) III, SCSP

HPS ASSET VALUE LUX FUND III, SCSP

HPS STAR PRIVATE CREDIT FUND, SCSP

CORE SENIOR LENDING INTERNATIONAL FUND (EUR) II-G, SCSP

SPECIALTY LOAN INTERNATIONAL FUND VI, SCSP

HPS SPECIALTY LOAN FUND VI, SCSP

HPS SPECIALTY LOAN FUND VI-L, SCSP

HPS SPECIALTY LOAN INTERNATIONAL FUND VI-L, SCSP

HPS SPECIALTY LOAN FUND (EUR) VI, SCSP

INSTITUTIONAL CREDIT EUROPE FUND, SCSP

CORE SENIOR LENDING INTERNATIONAL FUND II-S, SCSP

HPS SPECIALTY LOAN INTERNATIONAL FUND VI CO-INVEST, SCSP

HPS SPECIALTY LOAN FUND VI CO-INVEST SCSP

HPS OFFSHORE SUSTAINABILITY & ENERGY TRANSITION FUND, SCSP

HPS SPECIALTY LOAN INTERNATIONAL FUND (EUR) VI, SCSP

HPS ART DIRECT LENDING FUND, SCSP

HPS ANCHOR DIRECT LENDING CO-INVESTMENT FUND, SCSP

BY: HPS INVESTMENT PARTNERS, LLC, AS PORTFOLIO MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

MEZZANINE PARTNERS III, L.P.

OFFSHORE MEZZANINE PARTNERS III CO-INVEST, L.P.

OFFSHORE MEZZANINE PARTNERS III, L.P.

ASPEN CO-INVEST, L.P.

PATRIOT CO-INVEST, L.P.

AP MEZZANINE PARTNERS III, L.P.

BY: HPS MEZZANINE MANAGEMENT III, LLC, ITS INVESTMENT MANAGER

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

SANDLAPPER CREDIT FUND, L.P.

BY: HPS OPPORTUNITIES SL MANAGEMENT, LLC, ITS INVESTMENT MANAGER

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS STRATEGIC INVESTMENT MANAGEMENT V, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS INVESTMENT PARTNERS (UK) LLP

BY: HPS INVESTMENT PARTNERS (UK) LTD I & HPS INVESTMENT PARTNERS (UK) LTD II, ITS CORPORATE MEMBERS

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS INVESTMENT PARTNERS (HK), LIMITED

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Director

HPS INVESTMENTS PARTNERS (AUS) PTY LTD.

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Director

HPS ALSC MANAGEMENT, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS MEZZANINE PARTNERS, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS MEZZANINE PARTNERS II, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS MEZZANINE MANAGEMENT III, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS MEZZANINE MANAGEMENT 2019, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS OPPORTUNITIES SL MANAGEMENT, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS RE MANAGEMENT, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS INVESTMENT PARTNERS CLO (US), LLC

By:	/s/ Edward Dale
Name:	Edward Dale
Title:	Director

HPS INVESTMENT PARTNERS CLO (UK) LLP

BY: HPS INVESTMENT PARTNERS (UK) LTD I & HPS INVESTMENT PARTNERS (UK) LTD II, ITS CORPORATE MEMBERS

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS EF GP, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS EL SLF 2016 GP, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

CGC, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

CGC III PARTNERS LLC

BY: CGC, LLC, ITS MANAGING MEMBER

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

SHELBY CO-INVEST, L.P.

BY: HPS MEZZANINE MANAGEMENT 2019, LLC, ITS INVESTMENT MANAGER

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS OFFSHORE STRATEGIC INVESTMENT PARTNERS V EUROPE, SCSP

HPS AZ SIP V CO-INVESTMENT FUND, SCSP

BY: HPS STRATEGIC INVESTMENT MANAGEMENT V, LLC, ITS PORTFOLIO MANAGER

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

SEGOVIA LOAN ADVISORS (UK) LLP

BY: SEGOVIA LOAN MANAGEMENT CORPORATE SERVICES (UK) LTD. AND SEGOVIA LOAN MANAGEMENT (UK) LTD., ITS CORPORATE MEMBERS

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Director

HPS AD SIP V CO-INVESTMENT FUND, L.P.

EASTWOOD CO-INVEST, L.P.

HPS STRATEGIC INVESTMENT PARTNERS V FEEDER, L.P.

HPS EVEREST CO-INVESTMENT FUND, L.P.

MINERVA CO-INVEST, L.P.

HPS HINODE STRATEGIC INVESTMENT PARTNERS V 2021, L.P.

MARILYN CO-INVEST, L.P.

NEPTUNE CO-INVEST, L.P.

HPS OFFSHORE STRATEGIC INVESTMENT PARTNERS V, L.P.

HPS STRATEGIC INVESTMENT PARTNERS V, L.P.

HPS AP STRATEGIC INVESTMENT PARTNERS V, L.P.

HPS HLBL CO-INVESTMENT FUND, L.P.

PICCADILLY CO-INVEST, L.P.

HPS PA SIP V CO-INVESTMENT FUND, L.P.

HPS HINODE STRATEGIC INVESTMENT PARTNERS 2023, L.P.

CAPRICORN CO-INVEST, L.P.

BOOST CO-INVEST, L.P.

BY: HPS STRATEGIC INVESTMENT MANAGEMENT V, LLC, ITS INVESTMENT MANAGER

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS INVESTMENT PARTNERS (SG) PTE. LTD.

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS LOAN MANAGEMENT 2013-2, LTD.

HPS LOAN MANAGEMENT 3-2014, LTD.

HPS LOAN MANAGEMENT 4-2014, LTD.

HPS LOAN MANAGEMENT 7-2015, LTD.

HPS LOAN MANAGEMENT 11-2017, LTD.

BY: HPS INVESTMENT PARTNERS CLO (US), LLC

By:	/s/ Edward Dale
Name:	Edward Dale
Title:	Authorized Signatory

AQUEDUCT EUROPEAN CLO 1-2017 DESIGNATED ACTIVITY CO

AQUEDUCT EUROPEAN CLO 2-2017 DESIGNATED ACTIVITY CO

AQUEDUCT EUROPEAN CLO 3-2019 DESIGNATED ACTIVITY CO

AQUEDUCT EUROPEAN CLO 4-2019 DESIGNATED ACTIVITY CO

AQUEDUCT EUROPEAN CLO 5-2020 DESIGNATED ACTIVITY CO

AQUEDUCT EUROPEAN CLO 6-2021 DESIGNATED ACTIVITY CO

AQUEDUCT EUROPEAN CLO 7-2022 DESIGNATED ACTIVITY CO

AQUEDUCT EUROPEAN CLO 8-2022 DESIGNATED ACTIVITY CO

AQUEDUCT EUROPEAN CLO 9-2022 DESIGNATED ACTIVITY CO

BY: HPS INVESTMENT PARTNERS CLO (UK) LLP, ITS INVESTMENT MANAGER

BY: HPS INVESTMENT PARTNERS (UK) I, LTD. AND HPS INVESTMENT PARTNERS (UK) II, LTD., ITS CORPORATE MEMBERS

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Authorized Signatory

SEGOVIA EUROPEAN CLO 1-2014 DAC

SEGOVIA EUROPEAN CLO 2-2016 DESIGNATED ACTIVITY CO

SEGOVIA EUROPEAN CLO 3-2017 DESIGNATED ACTIVITY CO

SEGOVIA EUROPEAN CLO 4-2017 DESIGNATED ACTIVITY CO

SEGOVIA EUROPEAN CLO 5-2018 DESIGNATED ACTIVITY CO

SEGOVIA EUROPEAN CLO 6-2019 DESIGNATED ACTIVITY CO

BY: SEGOVIA LOAN ADVISORS (UK) LLP, ITS INVESTMENT MANAGER

BY: SEGOVIA LOAN MANAGEMENT CORPORATE SERVICES (UK) LTD. AND SEGOVIA LOAN MANAGEMENT (UK) LTD., ITS CORPORATE MEMBERS

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Authorized Signatory

HPS ADVISORS, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS SPECIALTY LOAN INTERNATIONAL FUND VI-A, SCSP

BY: HPS INVESTMENT PARTNERS, LLC, ITS PORTFOLIO MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS STRATEGIC INVESTMENT MANAGEMENT, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS INSTITUTIONAL CREDIT ADVISORS, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS SS-CC SPECIALTY LOAN FUND, L.P.

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS HINODE STRATEGIC INVESTMENT PARTNERS 2024, L.P.

BY: HPS STRATEGIC INVESTMENT MANAGEMENT V, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

CST CORE SENIOR LENDING CO-INVEST, L.P.

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS EVEREST SPECIALTY LOAN CO-INVESTMENT FUND, L.P.

BY: HPS STRATEGIC INVESTMENT MANAGEMENT V, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS HALITE 2024 DIRECT LENDING FUND LTD

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS T DIRECT LENDING FUND, L.P.

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS STRATEGIC INVESTMENT PARTNERS VI, L.P.

BY: HPS STRATEGIC INVESTMENT MANAGEMENT, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

CHEVAL BLANC CO-INVEST, L.P.

BY: HPS STRATEGIC INVESTMENT MANAGEMENT, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

AQUEDUCT EUROPEAN CLO 9-2022 DESIGNATED ACTIVITY COMPANY

BY: HPS INVESTMENT PARTNERS CLO (UK) LLP, ITS INVESTMENT MANAGER

BY: HPS INVESTMENT PARTNERS (UK) I, LTD. AND HPS INVESTMENT PARTNERS (UK) II, LTD., ITS CORPORATE MEMBERS

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Authorized Signatory

HPS REAL ESTATE LENDING FUND III, L.P.

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS OFFSHORE REAL ESTATE LENDING FUND III, SCSP

BY: HPS INVESTMENT PARTNERS, LLC, ITS PORTFOLIO MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS OFFSHORE STRATEGIC INVESTMENT PARTNERS VI, SCSP

BY: HPS INVESTMENT PARTNERS, LLC, ITS PORTFOLIO MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

CREDIT VALUE OFFSHORE FUND VIII, L.P.

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS SHIBA WAREHOUSE LTD.

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

CREDIT VALUE FUND VIII, L.P.

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS CORE SENIOR LENDING INTERNATIONAL FUND (EUR) III FEEDER, SCSP

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

CREDIT VALUE FUND ONTARIO VIII, L.P.

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS CORE SENIOR LENDING FUND III, SCSP

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

CSL MASTER FUND (EUR) III, SCSP

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS ARCHES CO-INVESTMENT FUND, L.P.

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

Schedule A

Existing Advisers

Name of Adviser	Description
HPS Investment Partners (UK) LLP	A United Kingdom limited liability partnership authorized by the UK Financial Conduct Authority that is a subsidiary of and relying adviser to HPS Investment Partners.
Segovia Loan Advisors (UK) LLP
HPS Investment Partners (HK), Limited	A Hong Kong limited company that is authorized and regulated to perform asset management activities with the Hong Kong Securities and Futures Commission that is a subsidiary of and relying adviser to HPS Investment Partners.
HPS Investments Partners (AUS) Pty Ltd.	An Australian limited company that is licensed as an Australian Financial Service Licensee by the Australian Securities and Investments Commission and is a subsidiary of and relying adviser to HPS Investment Partners.
HPS Investment Partners (SG) Pte. Ltd.	A Singaporean limited company that holds a capital markets services license for fund management issued by the Monetary Authority of Singapore.
HPS Investment Partners CLO (UK) LLP	A United Kingdom limited liability partnership authorized by the UK Financial Conduct Authority that is a subsidiary of and relying adviser to HPS Investment Partners.
HPS ALSC Management, LLC	A United States limited liability company that is a subsidiary of and relying adviser to HPS Investment Partners.
HPS Mezzanine Partners, LLC
HPS Mezzanine Partners II, LLC
HPS Mezzanine Management III, LLC
HPS Mezzanine Management 2019, LLC
HPS Opportunities SL Management, LLC
HPS RE Management, LLC
HPS Institutional Credit Advisors, LLC
HPS Investment Partners CLO (US), LLC
HPS EF GP, LLC
HPS EL SLF 2016 GP, LLC
CGC, LLC
CGC III Partners LLC
HPS Strategic Investment Management V, LLC
HPS Strategic Investment Management, LLC

Existing Affiliated Funds

Name of Fund	Investment Strategy
Core Senior Lending Fund II Feeder, L.P.	Core Senior Loans: This strategy seeks to generate current income while preserving capital by investing primarily in newly originated secured debt, focusing on established, stabilized middle market borrowers. The strategy generally expects to pursue a buy and hold strategy, with returns generated primarily from ongoing interest income as well as original issue discount, closing payments, commitment fees, prepayments and related penalties.
Core Senior Lending Fund (A-A), L.P.
Core Senior Lending Fund, L.P.
HPS DPT Direct Lending Fund, L.P.
Hinode Direct Lending 2017 Fund, L.P.
Kitty Hawk Credit Fund, L.P.
Core Senior Lending Master Fund (PB), L.P.

HPS Core Senior Lending Portfolio (PB) II, L.P.
GIM II, L.P.
GIM, L.P.
HPS Core Senior Lending Co-Invest, L.P.
Core Senior Lending Fund II, SCSp
Core Senior Lending International Fund II, SCSp
HPS Core Senior Lending International Fund (EUR) II, SCSp
Core Senior Lending International Fund (EUR) II-G, SCSp
Core Senior Lending International Fund II-S, SCSp
HPS ART Direct Lending Fund, SCSp
CST Core Senior Lending Co-Invest, L.P.
HPS Core Senior Lending International Fund (EUR) III Feeder, SCSp
HPS Core Senior Lending Fund III, SCSP
CSL Master Fund (EUR) III, SCSp
CST Core Senior Lending Fund, L.P.
Credit Value Master Fund 2016, L.P.	Credit Value: This strategy seeks to generate attractive risk-adjusted returns by investing in an opportunistic investment program, with a focus on senior secured term loans, second lien term loans, senior secured bonds, unsecured high yield bonds and securitized credit (including collateralized loan obligations).
Credit Value Master Fund V, L.P.
Credit Value Ontario Fund V, L.P.
Credit Value Master Fund VI, L.P.
Credit Value Fund VII, L.P.
Credit Value Offshore Fund VII, L.P.
Credit Value Offshore Fund VIII, L.P.
Credit Value Fund VIII, L.P.
Credit Value Fund Ontario VIII, L.P.
Credit Value Ontario Fund VII, L.P.
European Asset Value Fund (USD) II, L.P.	European Asset Value: This strategy’s investment objective is to make opportunistic and thematic credit-related investments that will seek to generate attractive risk-adjusted returns through current income from acquired and newly-originated financial assets and sale proceeds from underlying asset sales or other resolutions. The funds’ investments are expected to include, but not be limited to, commercial assets and securities, performing financial asset portfolios that may include the seller’s servicing and sourcing capabilities and personnel, impaired loan portfolios, real estate, consumer assets and securities as well as other real assets. In addition, the funds may pursue other opportunistic investments to take advantage of prevailing market conditions, including the changing regulatory landscape.
European Asset Value Offshore Fund (USD) II, L.P.
European Asset Value Offshore Fund II, L.P.
Mayfair Alternative Credit Funds ICAV
HPS Asset Value Lux Fund (USD) III, SCSp
HPS Asset Value Lux Fund III, SCSp
HPS Asset Value Fund (USD) III, L.P.
Asset Value Platform, L.P.
HPS European Liquid Loan Opportunities Master Fund, L.P.	This fund seeks to provide investors with attractive risk-adjusted returns, through high floating rate income balanced by an objective of long-term principal preservation. The fund intends to provide investors with exposure to a diversified, actively managed portfolio consisting primarily of broadly syndicated senior secured loans issued by entities that are domiciled, or conduct a majority of their business operations, in Europe.
HPS Mezzanine Partners 2019, L.P.	Mezzanine Debt: This strategy seeks to achieve current returns as well as long-term capital appreciation through investments in mezzanine securities, which are high-yielding fixed and floating rate debt and debt-like instruments. Mezzanine securities may include subordinated debt (such as second lien and unsecured debt), preferred equity and convertible securities and may be accompanied by equity-related securities (such as options or warrants) and/or select common equity investments related to the strategy’s mezzanine investments. In certain situations, the strategy may also invest in senior debt instruments and other opportunistic investments including unitranche securities, structured debt tranches and equity investments unrelated to the strategy’s mezzanine investments.
HPS Offshore Mezzanine Partners 2019 Co-Invest, L.P.
HPS Offshore Mezzanine Partners 2019 Europe, SCSp
HPS Offshore Mezzanine Partners 2019, L.P.
Mezzanine Partners III, L.P.
Offshore Mezzanine Partners III Co-Invest, L.P.
Offshore Mezzanine Partners III, L.P.
HN SIP V Co-Investment Fund, L.P.
HPS KP SIP V Co-Investment Fund, L.P.

Aspen Co-Invest, L.P.
Bronco Co-Invest, L.P
Endurance II Co-Invest, L.P.
Galaxy III Co-Invest, L.P.
Milano Co-Invest, L.P.
Neptune Co-Invest, L.P.
Patriot Co-Invest, L.P.
HPS KP Mezz 2019 Co-Invest, L.P.
AP Mezzanine Partners III, L.P.
HPS AP Mezzanine Partners 2019, L.P.
HPS Hinode Mezzanine Partners 2020, L.P.
HPS Offshore Strategic Investment Partners V, L.P.
HPS Strategic Investment Partners V, L.P.
HPS AP Strategic Investment Partners V, L.P.
HPS AD Co-Investment Holdings, L.P.
HPS Offshore Strategic Investment Partners V Europe, SCSp
Shelby Co-Invest, L.P.
Salus Co-Invest, L.P.
HPS Mint Co-Invest, L.P.
HPS AD SIP V Co-Investment Fund, L.P.
Eastwood Co-Invest, L.P.
HPS Strategic Investment Partners V Feeder, L.P.
HPS Everest Co-Investment Fund, L.P.
Maple Co-Invest, L.P.
Luther Co-Invest, L.P.
Minerva Co-Invest, L.P.
HPS Hinode Strategic Investment Partners V 2021, L.P.
Marilyn Co-Invest, L.P.
HPS AZ SIP V Co-Investment Fund, SCSp
HPS HLBL Co-Investment Fund, L.P.
Piccadilly Co-Invest, L.P.
HPS PA SIP V Co-Investment Fund, L.P.
HPS Hinode Strategic Investment Partners 2023, L.P.
Capricorn Co-Invest, L.P.
Boost Co-Invest, L.P.
HPS Hinode Strategic Investment Partners 2024, L.P.
HPS Strategic Investment Partners VI, L.P.
Cheval Blanc Co-Invest, L.P.
HPS Offshore Strategic Investment Partners VI, SCSp
HPS Special Situations Opportunity Fund, L.P.	Special Situations: The strategy’s investment objective is to generate long-term returns through capital appreciation and current income with strong downside protection by exploiting market inefficiencies. The strategy’s investments may take the form of debt and equity and will be focused on distressed private debt, distressed public debt, performing credit in distressed capital structures, liquidation stubs, litigation claims and trade claims, and asset backed debt. While the strategy will be long biased, it may invest in short positions (both speculative shorts as well as hedging).
HPS Special Situations Opportunity Offshore Fund, L.P.
HPS Special Situations Opportunity Fund II, L.P.
HPS Special Situations Opportunity Offshore Fund II, SCSp
HPS Special Situations Opportunity Offshore Fund II, SCSp

HPS Specialty Loan Europe Fund V, SCSp	Specialty Direct Lending: The strategy will seek to generate current income while preserving capital by investing primarily in newly originated secured debt. The strategy’s investments in newly originated secured debt may take the form of loans, notes, corporate debt securities, bridge loans, assignments, participations, total return swaps and other derivatives. In addition, the strategy may invest in warrants and/or equity related to the fund’s debt investments. In select situations, the fund may invest in opportunistic investments with a view to enhancing returns, including unsecured debt, mezzanine debt, asset backed securities, convertible debt, debtor-in-possession financings and equity in loan portfolios or portfolios of receivables. The strategy expects to originate loans and debt instruments, and will also have the ability to acquire investments through secondary transactions, including through loan portfolios, receivables, contractual obligations to purchase subsequently originated loans and other debt instruments.
HPS Specialty Loan Fund (JPY) V, L.P.
HPS Specialty Loan Fund V, L.P.
HPS Specialty Loan Fund V-L, L.P.
HPS Specialty Loan International Fund V, SCSp
HPS Specialty Loan International Fund V-L, L.P.
Specialty Loan Fund 2016, L.P.
Specialty Loan Fund 2016-L, L.P.
Specialty Loan Institutional Fund 2016-L, L.P.
CST Specialty Loan Fund, L.P.
Falcon Credit Fund, L.P.
HC Direct Lending Fund, L.P.
HN Co-Investment Fund, L.P.
HPS Halite 2020 Direct Lending Fund Ltd
HPS Ocoee Specialty Loan Fund, L.P.
HPS OH Co-Investment Fund, L.P.
HPS PA Co-Investment Fund, L.P.
RR Specialty Loan Fund, L.P.
HPS VG Co-Investment Fund, L.P.
Moreno Street Direct Lending Fund, L.P.
NDT Senior Loan Fund, L.P.
Presidio Loan Fund, L.P.
Private Loan Opportunities Fund, L.P.
Red Cedar Fund 2016, L.P.
Sandlapper Credit Fund, L.P.
SC Strategic Investment Fund, L.P.
Specialty Loan Fund – CX-2, L.P.
Specialty Loan VG Fund, L.P.
Specialty Loan Ontario Fund 2016, L.P.
EL Specialty Loan Secondary Fund, L.P.
Aiguilles Rouges Irish Specialty Loan Fund plc
Aiguilles Rouges Specialty Loan Fund, L.P.
Cactus Direct Lending Fund, L.P.
HPS Specialty Loan Ontario Fund V, L.P.
HPS Specialty Loan Fund (EUR) V, L.P.
Proxima Co-Invest, L.P.
Proxima Onshore Co-Invest, L.P.
HPS Specialty Loan Fund TX, L.P.
HPS A-Life Direct Lending Fund, L.P.
Specialty Loan International Fund VI, SCSp
HPS Specialty Loan Fund VI, SCSp
HPS Specialty Loan Fund VI-L, SCSp

HPS Specialty Loan International Fund VI-L, SCSp
HPS Specialty Loan Fund (EUR) VI, SCSp
HPS Specialty Loan Institutional Fund VI-L, L.P.
HPS Specialty Loan Fund VI Feeder, L.P.
HPS Specialty Loan International Fund VI Co-Invest, SCSp
HPS Specialty Loan Fund VI Co-Invest SCSp
HPS Sustainability & Energy Transition Fund, L.P.
HPS Offshore Sustainability & Energy Transition Fund, SCSp
HN Private Credit Fund, L.P.
HPS Specialty Loan International Fund (EUR) VI, SCSP
HPS Black Knight 1922 Specialty Loan Fund, LLC
HN Direct Lending Co-Investment Fund 2023, L.P.
HPS Roadrunner Specialty Loan Fund, L.P.
SLF VI WC Aggregator, L.P.
HPS Specialty Loan International Fund VI-A, SCSp
HPS SS-CC Specialty Loan Fund, L.P.
HPS Everest Specialty Loan Co-Investment Fund, L.P.
HPS Halite 2024 Direct Lending Fund LTD
HPS T Direct Lending Fund, L.P.
Institutional Credit Master Fund, L.P.	Institutional Credit: The strategy’s principal investment objective is to generate attractive risk-adjusted returns while minimizing volatility and credit loss across market cycles. The strategy focuses primarily on performing credit investments across the leveraged loan, high yield bond and securitized credit asset classes, generally investing in the debt of North American and European businesses. The fund may also, from time to time, invest in other instruments, including equities, credit default swaps and other derivative products.
Cardinal Fund, L.P.
GIM Credit Lux S.A.
GIM Credit Master Lux S.à r.l. RAIF
HPS Mauna Kea Fund, L.P.
Institutional Credit Europe Fund, SCSp
Liquid Loan Opportunities Master Fund, L.P.	Liquid Loan: This strategy seeks to provide investors with attractive risk-adjusted returns, through high floating rate income balanced by an objective of long-term principal preservation. The strategy intends to provide investors with exposure to a diversified, actively managed portfolio consisting primarily of broadly syndicated senior secured loans.
Real Estate Credit Solutions Fund II, L.P.	Real Estate Capital Solutions: To achieve current returns through real estate debt investments. Although the strategy may make investments across the capital structure, and primarily focus on real estate debt investments. These investments may include, for example, mezzanine securities, first mortgage whole loans, and subordinated mortgage loans (also referred to as B-notes), in each case, related to real estate and real estate-related assets and businesses.
HPS Real Estate Lending Fund III, L.P.
HPS Offshore Real Estate Lending Fund III, SCSp
Real Estate Credit Solutions Offshore Fund II, L.P.

HPS Magnetite Energy & Power Credit Fund, L.P.	Energy and Power: This strategy seeks to generate attractive risk-adjusted returns by investing in privately negotiated, directly originated Secured Debt (as defined below), mezzanine debt and debt-like preferred equity issued by North American energy and power (including renewable energy) companies. In addition, the strategy may acquire warrants and/or equity in connection with such debt investments and may invest in reserve-based loan facilities or similar investments secured by the assets and/or underlying collateral of issuers which the manager expects will be recapitalized.
HPS Magnetite Energy & Power Credit Offshore Fund, L.P.
Jade Real Assets Fund, L.P.
HPS Loan Management 2013-2, Ltd.	Collateralized Loan Obligation (“CLO”): This strategy consists of structured credit vehicles that invest principally in floating rate secured corporate loans through a leveraged capital structure which seeks to benefit from low cost, long term, stable debt financing. This strategy is subject to certain thresholds, as is typical for CLOs, with respect to collateral quality, asset-type concentration, geographic exposure, ratings, covenant terms and coverage tests.
HPS Loan Management 3-2014, Ltd.
HPS Loan Management 4-2014, Ltd.
HPS Loan Management 5-2015, Ltd.
HPS Loan Management 6-2015, Ltd.
HPS Loan Management 7-2015, Ltd.
HPS Loan Management 8-2016, Ltd.
HPS Loan Management 9-2016, Ltd.
HPS Loan Management 10-2016, Ltd.
HPS Loan Management 11-2017, Ltd.
HPS Loan Management 12-2018, Ltd.
HPS Loan Management 13-2018, Ltd.
HPS Loan Management 14-2019, Ltd.
HPS Loan Management 15-2019, Ltd.
HPS Loan Management 2021-16, Ltd.
HPS Loan Management 2022-17, Ltd.
HPS Loan Management 2022-19, Ltd.
Strata CLO II, Ltd.
Arcadia Warehouse 2022, Ltd.
Aqueduct European CLO 1-2017 Designated Activity Co
Aqueduct European CLO 2-2017 Designated Activity Co
Aqueduct European CLO 3-2019 Designated Activity Co
Aqueduct European CLO 4-2019 Designated Activity Co
Aqueduct European CLO 5-2020 Designated Activity Co
Aqueduct European CLO 6-2021 Designated Activity Co
Aqueduct European CLO 7-2022 Designated Activity Co
Aqueduct European CLO 8-2022 Designated Activity Co
Aqueduct European CLO 9-2022 Designated Activity Co
Segovia European CLO 1-2014 DAC
Segovia European CLO 2-2016 Designated Activity Co
Segovia European CLO 3-2017 Designated Activity Co
Segovia European CLO 4-2017 Designated Activity Co
Segovia European CLO 5-2018 Designated Activity Co
Segovia European CLO 6-2019 Designated Activity Co
Palisades CLO, LLC
HPS Loan Management 2023-17, Ltd
Strata CLO I, Ltd.
HPS Loan Management 2023-19, Ltd.
Aqueduct European CLO 9-2022 Designated Activity Company
HPS Shiba Warehouse Ltd.
HPS Elbe Unlevered Direct Lending Fund, SCSp

Hybrid: 60% Specialty Direct Lending and 40% Core Senior Loans:

Specialty Direct Lending: The strategy will seek to generate current income while preserving capital by investing primarily in newly originated secured debt. The strategy’s investments in newly originated secured debt may take the form of loans, notes, corporate debt securities, bridge loans, assignments, participations, total return swaps and other derivatives. In addition, the strategy may invest in warrants and/or equity related to the fund’s debt investments. In select situations, the fund may invest in opportunistic investments with a view to enhancing returns, including unsecured debt, mezzanine debt, asset backed securities, convertible debt, debtor-in-possession financings and equity in loan portfolios or portfolios of receivables. The strategy expects to originate loans and debt instruments, and will also have the ability to acquire investments through secondary transactions, including through loan portfolios, receivables, contractual obligations to purchase subsequently originated loans and other debt instruments.

Core Senior Loans: This strategy seeks to generate current income while preserving capital by investing primarily in newly originated secured debt, focusing on established, stabilized middle market borrowers. The strategy generally expects to pursue a buy and hold strategy, with returns generated primarily from ongoing interest income as well as original issue discount, closing payments, commitment fees, prepayments and related penalties.

HPS Star Private Credit Fund, SCSp

Hybrid: Specialty Direct Lending and Mezzanine Debt:

Specialty Direct Lending: The strategy will seek to generate current income while preserving capital by investing primarily in newly originated secured debt. The strategy’s investments in newly originated secured debt may take the form of loans, notes, corporate debt securities, bridge loans, assignments, participations, total return swaps and other derivatives. In addition, the strategy may invest in warrants and/or equity related to the fund’s debt investments. In select situations, the fund may invest in opportunistic investments with a view to enhancing returns, including unsecured debt, mezzanine debt, asset backed securities, convertible debt, debtor-in-possession financings and equity in loan portfolios or portfolios of receivables. The strategy expects to originate loans and debt instruments, and will also have the ability to acquire investments through secondary transactions, including through loan portfolios, receivables, contractual obligations to purchase subsequently originated loans and other debt instruments.

Mezzanine Debt: This strategy seeks to achieve current returns as well as long-term capital appreciation through investments in mezzanine securities, which are high-yielding fixed and floating rate debt and debt-like instruments. Mezzanine securities may include subordinated debt (such as second lien and unsecured debt), preferred equity and convertible securities and may be accompanied by equity-related securities (such as options or warrants) and/or select common equity investments related to the strategy’s mezzanine investments. In certain situations, the strategy may also invest in senior debt instruments and other opportunistic investments including unitranche securities, structured debt tranches and equity investments unrelated to the strategy’s mezzanine investments.

HPS Energy & Power IA Fund, L.P.

HPS – SC Strategic Investment Fund II, L.P.

Hybrid: Specialty Direct Lending and European Asset Value:

Specialty Direct Lending: The strategy will seek to generate current income while preserving capital by investing primarily in newly originated secured debt. The strategy’s investments in newly originated secured debt may take the form of loans, notes, corporate debt securities, bridge loans, assignments, participations, total return swaps and other derivatives. In addition, the strategy may invest in warrants and/or equity related to the fund’s debt investments. In select situations, the fund may invest in opportunistic investments with a view to enhancing returns, including unsecured debt, mezzanine debt, asset backed securities, convertible debt, debtor-in-possession financings and equity in loan portfolios or portfolios of receivables. The strategy expects to originate loans and debt instruments, and will also have the ability to acquire investments through secondary transactions, including through loan portfolios, receivables, contractual obligations to purchase subsequently originated loans and other debt instruments.

European Asset Value: This strategy’s investment objective is to make opportunistic and thematic credit-related investments that will seek to generate attractive risk-adjusted returns through current income from acquired and newly-originated financial assets and sale proceeds from underlying asset sales or other resolutions. The funds’ investments are expected to include, but not be limited to, commercial assets and securities, performing financial asset portfolios that may include the seller’s servicing and sourcing capabilities and personnel, impaired loan portfolios, real estate, consumer assets and securities as well as other real assets. In addition, the funds may pursue other opportunistic investments to take advantage of prevailing market conditions, including the changing regulatory landscape.

HK Co-Investment Fund, LLC

Hybrid: Specialty Direct Lending and Core Senior Loans:

Specialty Direct Lending: The strategy will seek to generate current income while preserving capital by investing primarily in newly originated secured debt. The strategy’s investments in newly originated secured debt may take the form of loans, notes, corporate debt securities, bridge loans, assignments, participations, total return swaps and other derivatives. In addition, the strategy may invest in warrants and/or equity related to the fund’s debt investments. In select situations, the fund may invest in opportunistic investments with a view to enhancing returns, including unsecured debt, mezzanine debt, asset backed securities, convertible debt, debtor-in-possession financings and equity in loan portfolios or portfolios of receivables. The strategy expects to originate loans and debt instruments, and will also have the ability to acquire investments through secondary transactions, including through loan portfolios, receivables, contractual obligations to purchase subsequently originated loans and other debt instruments.

Core Senior Loans: This strategy seeks to generate current income while preserving capital by investing primarily in newly originated secured debt, focusing on established, stabilized middle market borrowers. The strategy generally expects to pursue a buy and hold strategy, with returns generated primarily from ongoing interest income as well as original issue discount, closing payments, commitment fees, prepayments and related penalties.

HPS Anchor Direct Lending Co-Investment Fund, SCSp

HPS Garden Private Credit Fund, L.P.

Hybrid: Specialty Direct Lending, Core Senior Loans and Special Situations:

Specialty Direct Lending: The strategy will seek to generate current income while preserving capital by investing primarily in newly originated secured debt. The strategy’s investments in newly originated secured debt may take the form of loans, notes, corporate debt securities, bridge loans, assignments, participations, total return swaps and other derivatives. In addition, the strategy may invest in warrants and/or equity related to the fund’s debt investments. In select situations, the fund may invest in opportunistic investments with a view to enhancing returns, including unsecured debt, mezzanine debt, asset backed securities, convertible debt, debtor-in-possession financings and equity in loan portfolios or portfolios of receivables. The strategy expects to originate loans and debt instruments, and will also have the ability to acquire investments through secondary transactions, including through loan portfolios, receivables, contractual obligations to purchase subsequently originated loans and other debt instruments.

Core Senior Loans: This strategy seeks to generate current income while preserving capital by investing primarily in newly originated secured debt, focusing on established, stabilized middle market borrowers. The strategy generally expects to pursue a buy and hold strategy, with returns generated primarily from ongoing interest income as well as original issue discount, closing payments, commitment fees, prepayments and related penalties.

Special Situations: The strategy’s investment objective is to generate long-term returns through capital appreciation and current income with strong downside protection by exploiting market inefficiencies. The strategy’s investments may take the form of debt and equity and will be focused on distressed private debt, distressed public debt, performing credit in distressed capital structures, liquidation stubs, litigation claims and trade claims, and asset backed debt. While the strategy will be long biased, it may invest in short positions (both speculative shorts as well as hedging).

HPS Corporate Capital Solutions Fund HPS Corporate Capital Solutions BDC

Hybrid: Mezzanine Debt, Specialty Direct Lending and Special Situations:

Mezzanine Debt: This strategy seeks to achieve current returns as well as long-term capital appreciation through investments in mezzanine securities, which are high-yielding fixed and floating rate debt and debt-like instruments. Mezzanine securities may include subordinated debt (such as second lien and unsecured debt), preferred equity and convertible securities and may be accompanied by equity-related securities (such as options or warrants) and/or select common equity investments related to the strategy’s mezzanine investments. In certain situations, the strategy may also invest in senior debt instruments and other opportunistic investments including unitranche securities, structured debt tranches and equity investments unrelated to the strategy’s mezzanine investments.

Specialty Direct Lending: The strategy will seek to generate current income while preserving capital by investing primarily in newly originated secured debt. The strategy’s investments in newly originated secured debt may take the form of loans, notes, corporate debt securities, bridge loans, assignments, participations, total return swaps and other derivatives. In addition, the strategy may invest in warrants and/or equity related to the fund’s debt investments. In select situations, the fund may invest in opportunistic investments with a view to enhancing returns, including unsecured debt, mezzanine debt, asset backed securities, convertible debt, debtor-in-possession financings and equity in loan portfolios or portfolios of receivables. The strategy expects to originate loans and debt instruments, and will also have the ability to acquire investments through secondary transactions, including through loan portfolios, receivables, contractual obligations to purchase subsequently originated loans and other debt instruments.

Special Situations: The strategy’s investment objective is to generate long-term returns through capital appreciation and current income with strong downside protection by exploiting market inefficiencies. The strategy’s investments may take the form of debt and equity and will be focused on distressed private debt, distressed public debt, performing credit in distressed capital structures, liquidation stubs, litigation claims and trade claims, and asset backed debt. While the strategy will be long biased, it may invest in short positions (both speculative shorts as well as hedging).

HPS Arches Co-Investment Fund, L.P.

Hybrid: Specialty direct lending, core senior loans and mezzanine debt:

Specialty Direct Lending: The strategy will seek to generate current income while preserving capital by investing primarily in newly originated secured debt. The strategy’s investments in newly originated secured debt may take the form of loans, notes, corporate debt securities, bridge loans, assignments, participations, total return swaps and other derivatives. In addition, the strategy may invest in warrants and/or equity related to the fund’s debt investments. In select situations, the fund may invest in opportunistic investments with a view to enhancing returns, including unsecured debt, mezzanine debt, asset backed securities, convertible debt, debtor-in-possession financings and equity in loan portfolios or portfolios of receivables. The strategy expects to originate loans and debt instruments, and will also have the ability to acquire investments through secondary transactions, including through loan portfolios, receivables, contractual obligations to purchase subsequently originated loans and other debt instruments.

Core Senior Loans: This strategy seeks to generate current income while preserving capital by investing primarily in newly originated secured debt, focusing on established, stabilized middle market borrowers. The strategy generally expects to pursue a buy and hold strategy, with returns generated primarily from ongoing interest income as well as original issue discount, closing payments, commitment fees, prepayments and related penalties.

Mezzanine Debt: This strategy seeks to achieve current returns as well as long-term capital appreciation through investments in mezzanine securities, which are high-yielding fixed and floating rate debt and debt-like instruments. Mezzanine securities may include subordinated debt (such as second lien and unsecured debt), preferred equity and convertible securities and may be accompanied by equity-related securities (such as options or warrants) and/or select common equity investments related to the strategy’s mezzanine investments. In certain situations, the strategy may also invest in senior debt instruments and other opportunistic investments including unitranche securities, structured debt tranches and equity investments unrelated to the strategy’s mezzanine investments.

Exhibit A

The undersigned states that he has duly executed the attached Application dated November 15, 2024 for and on behalf of the Applicants, as the case may be, that he holds the office with each such entity as indicated below, and that all actions by shareholders, officers, trustees, and other bodies necessary to authorize the undersigned to execute and file such Application have been taken. The undersigned further states that he is familiar with the instrument and the contents thereof, and that the facts set forth therein are true to the best of his knowledge, information, and belief.

HPS CORPORATE LENDING FUND

By:	/s/ Robert Busch
Name:	Robert Busch
Title:	Chief Financial Officer

HPS CORPORATE CAPITAL SOLUTIONS FUND

By:	/s/ Robert Busch
Name:	Robert Busch
Title:	Chief Financial Officer

HPS CORPORATE CAPITAL SOLUTIONS BDC

By:	/s/ Robert Busch
Name:	Robert Busch
Title:	Chief Financial Officer

HPS INVESTMENT PARTNERS, LLC

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

CORE SENIOR LENDING FUND, L.P.

CORE SENIOR LENDING MASTER FUND (PB), L.P.

HPS CORE SENIOR LENDING PORTFOLIO (PB) II, L.P.

CREDIT VALUE MASTER FUND 2016, L.P.

CREDIT VALUE MASTER FUND V, L.P.

CREDIT VALUE ONTARIO FUND V, L.P.

CREDIT VALUE MASTER FUND VI, L.P.

EUROPEAN ASSET VALUE FUND (USD) II, L.P.

EUROPEAN ASSET VALUE OFFSHORE FUND (USD) II, L.P.

EUROPEAN ASSET VALUE OFFSHORE FUND II, L.P.

HPS EUROPEAN LIQUID LOAN OPPORTUNITIES MASTER FUND, L.P.

HPS SPECIAL SITUATIONS OPPORTUNITY FUND, L.P.

HPS SPECIAL SITUATIONS OPPORTUNITY OFFSHORE FUND, L.P.

HPS SPECIALTY LOAN FUND (JPY) V, L.P.

HPS SPECIALTY LOAN FUND V, L.P.

HPS SPECIALTY LOAN FUND V-L, L.P.

HPS SPECIALTY LOAN INTERNATIONAL FUND V-L, L.P.

INSTITUTIONAL CREDIT MASTER FUND, L.P.

LIQUID LOAN OPPORTUNITIES MASTER FUND, L.P.

REAL ESTATE CREDIT SOLUTIONS FUND II, L.P.

REAL ESTATE CREDIT SOLUTIONS OFFSHORE FUND II, L.P.

SPECIALTY LOAN FUND 2016, L.P.

SPECIALTY LOAN FUND 2016-L, L.P.

SPECIALTY LOAN INSTITUTIONAL FUND 2016-L, L.P.

AIGUILLES ROUGES IRISH SPECIALTY LOAN FUND PLC

AIGUILLES ROUGES SPECIALTY LOAN FUND, L.P.

BRICKYARD DIRECT LENDING FUND, L.P.

CACTUS DIRECT LENDING FUND, L.P.

CARDINAL FUND, L.P.

CORE SENIOR LENDING FUND (A-A), L.P.

CST SPECIALTY LOAN FUND, L.P.

FALCON CREDIT FUND, L.P.

GIM CREDIT LUX S.A.

GIM CREDIT MASTER LUX S.À R.L. RAIF

GIM II, L.P.

GIM, L.P.

HC DIRECT LENDING FUND, L.P.

HINODE DIRECT LENDING 2017 FUND, L.P.

HN CO-INVESTMENT FUND, L.P.

HPS CORE SENIOR LENDING CO-INVEST, L.P.

HPS DPT DIRECT LENDING FUND, L.P.

HPS HALITE 2020 DIRECT LENDING FUND LTD

HPS MAGNETITE ENERGY & POWER CREDIT FUND, L.P.

HPS MAGNETITE ENERGY & POWER CREDIT OFFSHORE FUND, L.P.

HPS OCOEE SPECIALTY LOAN FUND, L.P.

HPS OH CO-INVESTMENT FUND, L.P.

HPS PA CO-INVESTMENT FUND, L.P.

RR SPECIALTY LOAN FUND, L.P.

HPS VG CO-INVESTMENT FUND, L.P.

JADE REAL ASSETS FUND, L.P.

KITTY HAWK CREDIT FUND, L.P.

HPS MAUNA KEA FUND, L.P.

MORENO STREET DIRECT LENDING FUND, L.P.

NDT SENIOR LOAN FUND, L.P.

PRESIDIO LOAN FUND, L.P.

PRIVATE LOAN OPPORTUNITIES FUND, L.P.

RED CEDAR FUND 2016, L.P.

SC STRATEGIC INVESTMENT FUND, L.P.

SPECIALTY LOAN FUND – CX-2, L.P.

SPECIALTY LOAN VG FUND, L.P.

SPECIALTY LOAN ONTARIO FUND 2016, L.P.

EL SPECIALTY LOAN SECONDARY FUND, L.P.

HPS SPECIALTY LOAN ONTARIO FUND V, L.P.

HPS SPECIALTY LOAN FUND (EUR) V, L.P.

HPS SPECIALTY LOAN FUND TX, L.P.

CREDIT VALUE FUND VII, L.P.

CREDIT VALUE OFFSHORE FUND VII, L.P.

HPS SPECIAL SITUATIONS OPPORTUNITY FUND II, L.P.

CREDIT VALUE ONTARIO FUND VII, L.P.

HN SIP V CO-INVESTMENT FUND, L.P.

CORE SENIOR LENDING FUND II FEEDER, L.P.

HPS KP SIP V CO-INVESTMENT FUND, L.P.

HPS ENERGY & POWER IA FUND, L.P.

HPS – SC STRATEGIC INVESTMENT FUND II, L.P.

HPS ASSET VALUE FUND (USD) III, L.P.

LUTHER CO-INVEST, L.P.

HPS A-LIFE DIRECT LENDING FUND, L.P.

HPS LOAN MANAGEMENT 5-2015, LTD.

HPS LOAN MANAGEMENT 6-2015, LTD.

HPS LOAN MANAGEMENT 8-2016, LTD.

HPS LOAN MANAGEMENT 9-2016, LTD.

HPS LOAN MANAGEMENT 10-2016, LTD.

HPS LOAN MANAGEMENT 12-2018, LTD.

HPS LOAN MANAGEMENT 13-2018, LTD.

HPS LOAN MANAGEMENT 14-2019, LTD.

HPS LOAN MANAGEMENT 15-2019, LTD.

HPS LOAN MANAGEMENT 2021-16, LTD.

HPS LOAN MANAGEMENT 2022-17, LTD.

HPS LOAN MANAGEMENT 2022-19, LTD.

STRATA CLO II, LTD.

ARCADIA WAREHOUSE 2022, LTD.

CORE SENIOR LENDING FUND II, SCSP

PALISADES CLO, LLC

HPS SPECIALTY LOAN INSTITUTIONAL FUND VI-L, L.P.

HPS SPECIALTY LOAN FUND VI FEEDER, L.P.

HPS LOAN MANAGEMENT 2023-17, LTD

STRATA CLO I, LTD.

HPS LOAN MANAGEMENT 2023-19, LTD.

HPS SUSTAINABILITY & ENERGY TRANSITION FUND, L.P.

HN PRIVATE CREDIT FUND, L.P.

HK CO-INVESTMENT FUND, LLC

HPS BLACK KNIGHT 1922 SPECIALTY LOAN FUND, LLC

HPS GARDEN PRIVATE CREDIT FUND, L.P.

HN DIRECT LENDING CO-INVESTMENT FUND 2023, L.P.

HPS ROADRUNNER SPECIALTY LOAN FUND, L.P.

CST CORE SENIOR LENDING FUND, L.P.

ASSET VALUE PLATFORM, L.P.

SLF VI WC AGGREGATOR, L.P.

BY: HPS INVESTMENT PARTNERS, LLC AS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS MEZZANINE PARTNERS 2019, L.P.

HPS OFFSHORE MEZZANINE PARTNERS 2019 CO-INVEST, L.P.

HPS OFFSHORE MEZZANINE PARTNERS 2019 EUROPE, SCSP

HPS OFFSHORE MEZZANINE PARTNERS 2019, L.P.

BRONCO CO-INVEST, L.P

ENDURANCE II CO-INVEST, L.P.

GALAXY III CO-INVEST, L.P.

MILANO CO-INVEST, L.P.

NEPTUNE CO-INVEST, L.P.

HPS KP MEZZ 2019 CO-INVEST, L.P.

HPS AP MEZZANINE PARTNERS 2019, L.P.

HPS HINODE MEZZANINE PARTNERS 2020, L.P.

HPS AD CO-INVESTMENT HOLDINGS, L.P.

PROXIMA CO-INVEST, L.P.

PROXIMA ONSHORE CO-INVEST, L.P.

SALUS CO-INVEST, L.P.

HPS MINT CO-INVEST, L.P.

MAPLE CO-INVEST, L.P.

BY: HPS MEZZANINE MANAGEMENT 2019, LLC, ITS INVESTMENT MANAGER

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS SPECIALTY LOAN EUROPE FUND V, SCSP

HPS SPECIALTY LOAN INTERNATIONAL FUND V, SCSP

MAYFAIR ALTERNATIVE CREDIT FUNDS ICAV

HPS ELBE UNLEVERED DIRECT LENDING FUND, SCSP

CORE SENIOR LENDING INTERNATIONAL FUND II, SCSP

HPS CORE SENIOR LENDING INTERNATIONAL FUND (EUR) II, SCSP

HPS SPECIAL SITUATIONS OPPORTUNITY OFFSHORE FUND II, SCSP

HPS ASSET VALUE LUX FUND (USD) III, SCSP

HPS ASSET VALUE LUX FUND III, SCSP

HPS STAR PRIVATE CREDIT FUND, SCSP

CORE SENIOR LENDING INTERNATIONAL FUND (EUR) II-G, SCSP

SPECIALTY LOAN INTERNATIONAL FUND VI, SCSP

HPS SPECIALTY LOAN FUND VI, SCSP

HPS SPECIALTY LOAN FUND VI-L, SCSP

HPS SPECIALTY LOAN INTERNATIONAL FUND VI-L, SCSP

HPS SPECIALTY LOAN FUND (EUR) VI, SCSP

INSTITUTIONAL CREDIT EUROPE FUND, SCSP

CORE SENIOR LENDING INTERNATIONAL FUND II-S, SCSP

HPS SPECIALTY LOAN INTERNATIONAL FUND VI CO-INVEST, SCSP

HPS SPECIALTY LOAN FUND VI CO-INVEST SCSP

HPS OFFSHORE SUSTAINABILITY & ENERGY TRANSITION FUND, SCSP

HPS SPECIALTY LOAN INTERNATIONAL FUND (EUR) VI, SCSP

HPS ART DIRECT LENDING FUND, SCSP

HPS ANCHOR DIRECT LENDING CO-INVESTMENT FUND, SCSP

BY: HPS INVESTMENT PARTNERS, LLC AS PORTFOLIO MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

MEZZANINE PARTNERS III, L.P.

OFFSHORE MEZZANINE PARTNERS III CO-INVEST, L.P.

OFFSHORE MEZZANINE PARTNERS III, L.P.

ASPEN CO-INVEST, L.P.

PATRIOT CO-INVEST, L.P.

AP MEZZANINE PARTNERS III, L.P.

BY: HPS MEZZANINE MANAGEMENT III, LLC, ITS INVESTMENT MANAGER

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

SANDLAPPER CREDIT FUND, L.P.

BY: HPS OPPORTUNITIES SL MANAGEMENT, LLC, ITS INVESTMENT MANAGER

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS STRATEGIC INVESTMENT MANAGEMENT V, LLC

BY: HPS INVESTMENT PARTNERS, LLC ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS INVESTMENT PARTNERS (UK) LLP

BY: HPS INVESTMENT PARTNERS (UK) LTD I & HPS INVESTMENT PARTNERS (UK) LTD II, ITS CORPORATE MEMBERS

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS INVESTMENT PARTNERS (HK), LIMITED

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Director

HPS INVESTMENTS PARTNERS (AUS) PTY LTD.

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Director

HPS ALSC MANAGEMENT, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS MEZZANINE PARTNERS, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS MEZZANINE PARTNERS II, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS MEZZANINE MANAGEMENT III, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS MEZZANINE MANAGEMENT 2019, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS OPPORTUNITIES SL MANAGEMENT, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS RE MANAGEMENT, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS INVESTMENT PARTNERS CLO (US), LLC

By:	/s/ Edward Dale
Name:	Edward Dale
Title:	Director

HPS INVESTMENT PARTNERS CLO (UK) LLP

BY: HPS INVESTMENT PARTNERS (UK) LTD I & HPS INVESTMENT PARTNERS (UK) LTD II, ITS CORPORATE MEMBERS

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS EF GP, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS EL SLF 2016 GP, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

CGC, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

CGC III PARTNERS LLC

BY: CGC, LLC, ITS MANAGING MEMBER

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

SHELBY CO-INVEST, L.P.

BY: HPS MEZZANINE MANAGEMENT 2019, LLC, ITS INVESTMENT MANAGER

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS OFFSHORE STRATEGIC INVESTMENT PARTNERS V EUROPE, SCSP

HPS AZ SIP V CO-INVESTMENT FUND, SCSP

BY: HPS STRATEGIC INVESTMENT MANAGEMENT V, LLC, ITS PORTFOLIO MANAGER

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

SEGOVIA LOAN ADVISORS (UK) LLP

BY: SEGOVIA LOAN MANAGEMENT CORPORATE SERVICES (UK) LTD. AND SEGOVIA LOAN MANAGEMENT (UK) LTD., ITS CORPORATE MEMBERS

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Director

HPS AD SIP V CO-INVESTMENT FUND, L.P.

EASTWOOD CO-INVEST, L.P.

HPS STRATEGIC INVESTMENT PARTNERS V FEEDER, L.P.

HPS EVEREST CO-INVESTMENT FUND, L.P.

MINERVA CO-INVEST, L.P.

HPS HINODE STRATEGIC INVESTMENT PARTNERS V 2021, L.P.

MARILYN CO-INVEST, L.P.

NEPTUNE CO-INVEST, L.P.

HPS STRATEGIC INVESTMENT PARTNERS V, L.P.

HPS OFFSHORE STRATEGIC INVESTMENT PARTNERS V, L.P.

HPS AP STRATEGIC INVESTMENT PARTNERS V, L.P.

HPS HLBL CO-INVESTMENT FUND, L.P.

PICCADILLY CO-INVEST, L.P.

HPS PA SIP V CO-INVESTMENT FUND, L.P.

HPS HINODE STRATEGIC INVESTMENT PARTNERS 2023, L.P.

CAPRICORN CO-INVEST, L.P.

BOOST CO-INVEST, L.P.

BY: HPS STRATEGIC INVESTMENT MANAGEMENT V, LLC, ITS INVESTMENT MANAGER

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS INVESTMENT PARTNERS (SG) PTE. LTD.

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS LOAN MANAGEMENT 2013-2, LTD.

HPS LOAN MANAGEMENT 3-2014, LTD.

HPS LOAN MANAGEMENT 4-2014, LTD.

HPS LOAN MANAGEMENT 7-2015, LTD.

HPS LOAN MANAGEMENT 11-2017, LTD.

BY: HPS INVESTMENT PARTNERS CLO (US), LLC

By:	/s/ Edward Dale
Name:	Edward Dale
Title:	Authorized Signatory

AQUEDUCT EUROPEAN CLO 1-2017 DESIGNATED ACTIVITY CO

AQUEDUCT EUROPEAN CLO 2-2017 DESIGNATED ACTIVITY CO

AQUEDUCT EUROPEAN CLO 3-2019 DESIGNATED ACTIVITY CO

AQUEDUCT EUROPEAN CLO 4-2019 DESIGNATED ACTIVITY CO

AQUEDUCT EUROPEAN CLO 5-2020 DESIGNATED ACTIVITY CO

AQUEDUCT EUROPEAN CLO 6-2021 DESIGNATED ACTIVITY CO

AQUEDUCT EUROPEAN CLO 7-2022 DESIGNATED ACTIVITY CO

AQUEDUCT EUROPEAN CLO 8-2022 DESIGNATED ACTIVITY CO

AQUEDUCT EUROPEAN CLO 9-2022 DESIGNATED ACTIVITY CO

BY: HPS INVESTMENT PARTNERS CLO (UK) LLP, ITS INVESTMENT MANAGER

BY: HPS INVESTMENT PARTNERS (UK) I, LTD. AND HPS INVESTMENT PARTNERS (UK) II, LTD., ITS CORPORATE MEMBERS

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Authorized Signatory

SEGOVIA EUROPEAN CLO 1-2014 DAC

SEGOVIA EUROPEAN CLO 2-2016 DESIGNATED ACTIVITY CO

SEGOVIA EUROPEAN CLO 3-2017 DESIGNATED ACTIVITY CO

SEGOVIA EUROPEAN CLO 4-2017 DESIGNATED ACTIVITY CO

SEGOVIA EUROPEAN CLO 5-2018 DESIGNATED ACTIVITY CO

SEGOVIA EUROPEAN CLO 6-2019 DESIGNATED ACTIVITY CO

BY: SEGOVIA LOAN ADVISORS (UK) LLP, ITS INVESTMENT MANAGER

BY: SEGOVIA LOAN MANAGEMENT CORPORATE SERVICES (UK) LTD. AND SEGOVIA LOAN MANAGEMENT (UK) LTD., ITS CORPORATE MEMBERS

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Authorized Signatory

HPS SPECIALTY LOAN INTERNATIONAL FUND VI-A, SCSP

BY: HPS INVESTMENT PARTNERS, LLC, ITS PORTFOLIO MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS STRATEGIC INVESTMENT MANAGEMENT, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS INSTITUTIONAL CREDIT ADVISORS, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS SS-CC SPECIALTY LOAN FUND, L.P.

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS HINODE STRATEGIC INVESTMENT PARTNERS 2024, L.P.

BY: HPS STRATEGIC INVESTMENT MANAGEMENT V, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

CST CORE SENIOR LENDING CO-INVEST, L.P.

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS EVEREST SPECIALTY LOAN CO-INVESTMENT FUND, L.P.

BY: HPS STRATEGIC INVESTMENT MANAGEMENT V, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS HALITE 2024 DIRECT LENDING FUND LTD

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS T DIRECT LENDING FUND, L.P.

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS STRATEGIC INVESTMENT PARTNERS VI, L.P.

BY: HPS STRATEGIC INVESTMENT MANAGEMENT, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

CHEVAL BLANC CO-INVEST, L.P.

BY: HPS STRATEGIC INVESTMENT MANAGEMENT, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

AQUEDUCT EUROPEAN CLO 9-2022 DESIGNATED ACTIVITY COMPANY

BY: HPS INVESTMENT PARTNERS CLO (UK) LLP, ITS INVESTMENT MANAGER

BY: HPS INVESTMENT PARTNERS (UK) I, LTD. AND HPS INVESTMENT PARTNERS (UK) II, LTD., ITS CORPORATE MEMBERS

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Authorized Signatory

HPS REAL ESTATE LENDING FUND III, L.P.

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS OFFSHORE REAL ESTATE LENDING FUND III, SCSP

BY: HPS INVESTMENT PARTNERS, LLC, ITS PORTFOLIO MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS OFFSHORE STRATEGIC INVESTMENT PARTNERS VI, SCSP

BY: HPS INVESTMENT PARTNERS, LLC, ITS PORTFOLIO MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

CREDIT VALUE OFFSHORE FUND VIII, L.P.

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS SHIBA WAREHOUSE LTD.

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

CREDIT VALUE FUND VIII, L.P.

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS CORE SENIOR LENDING INTERNATIONAL FUND (EUR) III FEEDER, SCSP

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

CREDIT VALUE FUND ONTARIO VIII, L.P.

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS CORE SENIOR LENDING FUND III, SCSP

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

CSL MASTER FUND (EUR) III, SCSP

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS ARCHES CO-INVESTMENT FUND, L.P.

BY: HPS INVESTMENT PARTNERS, LLC, ITS INVESTMENT MANAGER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

HPS ADVISORS, LLC

BY: HPS INVESTMENT PARTNERS, LLC, ITS SOLE MEMBER

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

Exhibit B

RESOLUTIONS OF THE BOARD OF TRUSTEES OF HPS CORPORATE LENDING FUND

UNANIMOUS WRITTEN CONSENT

OF THE BOARD OF TRUSTEES

THE UNDERSIGNED, being all of the members of the Board of Trustees (the “Board”) of HPS Corporate Lending Fund, a Delaware statutory trust (the “Company”), acting by unanimous written consent in accordance with Article IV, Section 4.13 of the Company’s Sixth Amended and Restated Declaration of Trust, hereby adopt the following resolutions without a meeting, with full force and effect as if adopted by the unanimous affirmative vote of the Board at a meeting duly called and constituted, to be effective as of the date indicated herein.

Approval of Application for Co-Investment Exemptive Order

WHEREAS, the Board previously considered and ratified the filing of an application for an exemptive order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 under the 1940 Act, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act, which order was granted on February 1, 2022 (the “Initial Order”);

WHEREAS, the Board previously considered and approved the filing of an application for an order to amend the Company’s Initial Order pursuant to Sections 17(d) and 57(i) of the 1940 Act, and Rule 17d-1 under the 1940 Act, which order was granted on July 2, 2024 (the “Subsequent Order” and together with the Initial Order, the “Prior Orders”);

WHEREAS, the Board has considered the application for an exemptive order (the “Co-Investment Exemptive Application”) pursuant to Sections 17(d) and 57(i) of the 1940 Act, and Rule 17d-1 under the 1940 Act, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and superseding the Prior Orders;

NOW THEREFORE BE IT RESOLVED, that the Co-Investment Exemptive Application and the filing of such Co-Investment Exemptive Application with the SEC be and it hereby is approved in all respects; and

RESOLVED, that each of the officers of the Company is hereby authorized in the name and on behalf of the Company to make or cause to be made, and to execute and cause to be filed with the SEC, any and all amendments to such Co-Investment Exemptive Application, effecting such changes as any such officer or officers may deem necessary or advisable; and

RESOLVED, that each of the officers of the Company is hereby authorized in the name and on behalf of the Company to make or cause to be made, and to execute and deliver, all such additional agreements, documents, instruments and certifications and to take all such steps, and to make all such payments, fees and remittances, as any one or more of such officers may at any time or times deem necessary or desirable in order to effectuate the purpose and intent of the foregoing resolutions.

(Approved by unanimous written consent of the Board on November 15, 2024.)

Exhibit C

RESOLUTIONS OF THE BOARD OF TRUSTEES OF HPS CORPORATE CAPITAL SOLUTIONS FUND

UNANIMOUS WRITTEN CONSENT

OF THE BOARD OF TRUSTEES

THE UNDERSIGNED, being all of the members of the Board of Trustees (the “Board”) of HPS Corporate Capital Solutions Fund, a Delaware statutory trust (the “Fund”), acting by unanimous written consent in accordance with Article III, Section 3.13 of the Fund’s Second Amended and Restated Declaration of Trust (the “Declaration of Trust”), hereby adopt the following resolutions without a meeting, with full force and effect as if adopted by the unanimous affirmative vote of the Board at a meeting duly called and constituted, to be effective as of the date indicated herein.

Approval of Application for Co-Investment Exemptive Order

WHEREAS, the Board previously considered and approved the Fund’s reliance on an exemptive order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 under the 1940 Act, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act, which order was granted on February 1, 2022 (the “Initial Order”), which was subsequently amended by an application for an order to amend the Initial Order pursuant to Sections 17(d) and 57(i) of the 1940 Act, and Rule 17d-1 under the 1940 Act, which order was granted on July 2, 2024 (the “Subsequent Order” and together with the Initial Order, the “Prior Orders”);

WHEREAS, the Board has considered the application for an exemptive order (the “Co-Investment Exemptive Application”) pursuant to Sections 17(d) and 57(i) of the 1940 Act, and Rule 17d-1 under the 1940 Act, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and superseding the Prior Orders;

NOW THEREFORE BE IT RESOLVED, that the Co-Investment Exemptive Application and the filing of such Co-Investment Exemptive Application with the SEC be and it hereby is approved in all respects; and

RESOLVED, that each of the officers of the Company is hereby authorized in the name and on behalf of the Company to make or cause to be made, and to execute and cause to be filed with the SEC, any and all amendments to such Co-Investment Exemptive Application, effecting such changes as any such officer or officers may deem necessary or advisable; and

RESOLVED, that each of the officers of the Company is hereby authorized in the name and on behalf of the Company to make or cause to be made, and to execute and deliver, all such additional agreements, documents, instruments and certifications and to take all such steps, and to make all such payments, fees and remittances, as any one or more of such officers may at any time or times deem necessary or desirable in order to effectuate the purpose and intent of the foregoing resolutions.

(Approved by unanimous written consent of the Board on November 15, 2024.)

Exhibit D

RESOLUTIONS OF THE BOARD OF TRUSTEES OF HPS CORPORATE CAPITAL SOLUTIONS BDC

UNANIMOUS WRITTEN CONSENT

OF THE BOARD OF TRUSTEES

THE UNDERSIGNED, being all of the members of the Board of Trustees (the “Board”) of HPS Corporate Capital Solutions BDC, a Delaware statutory trust (the “Fund”), acting by unanimous written consent in accordance with Article III, Section 3.13 of the Fund’s Amended and Restated Declaration of Trust (the “Declaration of Trust”), hereby adopt the following resolutions without a meeting, with full force and effect as if adopted by the unanimous affirmative vote of the Board at a meeting duly called and constituted, to be effective as of the date indicated herein.

Approval of Application for Co-Investment Exemptive Order

WHEREAS, the Board previously considered and approved the Fund’s reliance on an exemptive order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 under the 1940 Act, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act, which order was granted on February 1, 2022 (the “Initial Order”), which was subsequently amended by an application for an order to amend the Initial Order pursuant to Sections 17(d) and 57(i) of the 1940 Act, and Rule 17d-1 under the 1940 Act, which order was granted on July 2, 2024 (the “Subsequent Order” and together with the Initial Order, the “Prior Orders”);

WHEREAS, the Board has considered the application for an exemptive order (the “Co-Investment Exemptive Application”) pursuant to Sections 17(d) and 57(i) of the 1940 Act, and Rule 17d-1 under the 1940 Act, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and superseding the Prior Orders;

NOW THEREFORE BE IT RESOLVED, that the Co-Investment Exemptive Application and the filing of such Co-Investment Exemptive Application with the SEC be and it hereby is approved in all respects; and

RESOLVED, that each of the officers of the Company is hereby authorized in the name and on behalf of the Company to make or cause to be made, and to execute and cause to be filed with the SEC, any and all amendments to such Co-Investment Exemptive Application, effecting such changes as any such officer or officers may deem necessary or advisable; and

RESOLVED, that each of the officers of the Company is hereby authorized in the name and on behalf of the Company to make or cause to be made, and to execute and deliver, all such additional agreements, documents, instruments and certifications and to take all such steps, and to make all such payments, fees and remittances, as any one or more of such officers may at any time or times deem necessary or desirable in order to effectuate the purpose and intent of the foregoing resolutions.

(Approved by unanimous written consent of the Board on November 15, 2024.)